UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-12
Alliance Semiconductor Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction: $123,600,000.00

5)	Total fee paid: $13,225.20
☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Alliance Semiconductor Corporation
2900 Lakeside Drive
Santa Clara, CA 95054-2831

To our stockholders:

You are cordially invited to attend a special meeting of stockholders of Alliance Semiconductor Corporation (“Alliance”) to be held at [          ] on January   , 2007 at [9 a.m.], local time.

At the special meeting, you will be asked to consider and vote on a proposal to approve our sale of the limited partnership and general partnership interests in five Alliance Ventures investment partnerships to QTV Capital Limited for $123.6 million in cash. Alliance is the sole limited partner of, and owns all of the interests in the general partner with respect to, the following partnerships involved in the sale that collectively hold a portfolio of venture securities: Alliance Ventures I, L.P., Alliance Ventures II, L.P., Alliance Ventures III, L.P., Alliance Ventures IV, L.P. and Alliance Ventures V, L.P.

Details of the proposed transaction are set forth in the enclosed proxy statement, which you are urged to read carefully. The Board of Directors believes that the proposed transaction is in our and your best interests and has approved the proposal and recommends that you vote FOR the approval of the proposal. In arriving at its decision to recommend the proposal, a strategy committee of the Board of Directors carefully considered a number of factors and strategic alternatives, as further described in the enclosed proxy statement.

The Board of Directors has fixed December 18, 2006 as the record date for the special meeting. Only stockholders of record at the close of business on that date will receive notice of and be entitled to vote at the special meeting. All stockholders as of the record date are cordially invited to attend the special meeting.

Whether or not you plan to attend the special meeting, you are urged to sign, date and return the enclosed proxy in the accompanying pre-addressed envelope which requires no postage stamp. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

The notice and proxy statement are first being mailed to our stockholders on or about [December 27, 2006].

Please follow the voting instructions on the enclosed proxy card to vote either by mail, telephone or electronically by the Internet. If you have any questions regarding your proxy, or need assistance in voting your shares, please call Melvin L. Keating, the President and Chief Executive Officer of Alliance, at 408-855-4900.

By Order of the Board of Directors,

President and Chief Executive Officer

Santa Clara, CA
[December 27, 2006]

Alliance Semiconductor Corporation
2900 Lakeside Drive
Santa Clara, CA 95054-2831

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on January   , 2007

To our stockholders:

This is notice that a special meeting of stockholders of Alliance Semiconductor Corporation (“Alliance”) to be held at [          ] on January   , 2007 at [9 a.m]., local time. At the special meeting, you will be asked:

1. To consider and vote upon a proposal to approve the sale by us of our limited partnership interests in Alliance Ventures I, L.P., Alliance Ventures II, L.P., Alliance Ventures III, L.P., Alliance Ventures IV, L.P., Alliance Ventures V, L.P. and all of our interest in ALSC Venture Management LLC, the general partner of these investment partnerships, pursuant to a Purchase Agreement dated as of December 1, 2006 by and between QTV Capital Limited and us; and

2. To transact such other business as may properly come before the special meeting and any adjournment thereof.

The Board of Directors has fixed December 18, 2006 as the record date for the special meeting. Only stockholders of record at the close of business on that date will receive notice of and be entitled to vote at the special meeting. All stockholders are cordially invited to attend the special meeting.

Whether or not you plan to attend the special meeting, you are urged to sign, date and return the enclosed proxy in the accompanying pre-addressed envelope which requires no postage stamp. Your proxy may be revoked prior to the voting by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by attending the special meeting and voting in person.

If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting. If you do not attend the special meeting, you may still revoke your proxy at any time prior to the special meeting by providing a later dated proxy or by providing written notice of your revocation to our corporate Secretary. Your prompt cooperation will be greatly appreciated.

Please follow the voting instructions on the enclosed proxy card to vote either by mail, telephone or electronically by the Internet.

By Order of the Board of Directors,

President and Chief Executive Officer

Santa Clara, CA
[December 27, 2006]

IMPORTANT

Your vote is important, no matter how few shares of stock you own. We urge you to sign, date, and return the enclosed proxy card today to vote FOR the approval of the proposal contained in this proxy statement.

•	If your shares are registered in your own name, please sign and date the enclosed proxy card and return it in the envelope provided today. For your convenience telephone and internet voting is available; please follow the instructions on your proxy card.

•	If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only that firm or other nominee can vote such shares and only upon receipt of your specific instructions.

i

SUMMARY TERM SHEET

The following is a brief summary of information contained elsewhere in this proxy statement. This summary is not a complete statement of all information, facts or materials relating to the proposal to be voted on at the special meeting. This summary should only be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information contained in this proxy statement and the Annexes hereto. In this proxy statement, the terms “Alliance,” “Company,” “we,” “our,” “ours,” and “us” refer to Alliance Semiconductor Corporation, a Delaware corporation. References to the Alliance Ventures Limited Partnerships are to Alliance Ventures I, L.P., Alliance Ventures II, L.P., Alliance Ventures III, L.P., Alliance Ventures IV, L.P. and Alliance Ventures V, L.P., each of which is a California limited partnership that owns various portfolio securities. References to General Partner are to ALSC Venture Management LLC, the general partner with respect to each of the Alliance Ventures Limited Partnerships. References to the Asset Sale are to the sale of all of our interests, as sole limited partner, in the Alliance Ventures Limited Partnerships and all of our interest in the General Partner of these investment partnerships. Stockholders are urged to review carefully this proxy statement, including the Annexes hereto, in its entirety.

The Asset Sale

The Purchase Agreement (See page [  ])

QTV Capital Limited, a Cayman Islands Limited Duration Company (“QTV”) and Alliance entered into a purchase agreement dated as of December 1, 2006, pursuant to which we agreed to sell to QTV all of our interests, as sole limited partner, in the Alliance Ventures Limited Partnerships and all of our interest in the General Partner of these investment partnerships, for a purchase price of $123,600,000 in cash. Certain minor investments held by the Alliance Ventures Limited Partnerships are not being sold in the transaction. We refer to this transaction and this purchase agreement in this proxy statement as the Asset Sale and the Purchase Agreement, respectively.

Representations and Warranties (See page [  ])

The Purchase Agreement contains customary representations and warranties of the parties relating to, among other things, their authority to enter into the Purchase Agreement and, in the case of Alliance, various matters affecting the Alliance Ventures Limited Partnerships, the securities they hold, and the General Partner.

Covenants (See page [  ])

The Purchase Agreement contains customary covenants of the parties, including agreements by us to take steps to obtain the requisite approval of our stockholders, and to cause the Alliance Ventures Limited Partnerships to transfer or sell certain portfolio securities prior to the closing.

No Solicitation (See page [  ])

The Purchase Agreement includes our agreement not to seek other competing offers for the Asset Sale. It also provides that, notwithstanding the no solicitation obligation, our Board of Directors may withdraw or modify its approval or recommendation of the Purchase Agreement or the Asset Sale or approve or recommend a superior proposal which it did not solicit to purchase the assets being sold in the proposed transaction if our Board of Directors determines in good faith that such offer constitutes a superior proposal and determines that the withdrawal or modification of its approval or recommendation of the Asset Sale is required to comply with the fiduciary duties of our Board of Directors. In such case, we must pay to QTV a termination fee as discussed below.

Conditions to Closing (See page [  ])

The obligations of the parties to consummate the Asset Sale are subject to certain closing conditions, including, among other things, that the Asset Sale has been approved by our stockholders.

Termination (See page [  ])

The Purchase Agreement can be terminated:

•	by mutual agreement of the parties;

•	by QTV or us (assuming that the terminating party is not in default under the Purchase Agreement) if the Asset Sale has not been consummated by April 30, 2007;

•	by QTV or us if the Special Meeting is completed and our stockholders’ approval has not been obtained by failure to obtain the required vote;

•	by QTV or us if the other party has breached the Purchase Agreement and the breach is not capable of being cured or is not cured within five business days after delivery of notice of such breach;

•	by us if our Board of Directors withdraws its approval of the Asset Sale in the event we receive a superior proposal; and

•	by QTV in the occurrence of the following “triggering events”:

•	our Board of Directors fails to provide, withdraw or modify its recommendation that the stockholders vote to adopt the Purchase Agreement;

•	we fail to include in the proxy statement a statement that our Board of Directors has determined and believes that the Asset Sale is fair to and in the best interests of our stockholders;

•	our Board of Directors fails to reaffirm its determination that the Asset Sale is fair to and in the best interests of our stockholders within ten business days after QTV’s request for such reaffirmation;

•	our Board of Directors approves or recommends any acquisition proposal;

•	we enter into any letter of intent or similar document relating to any acquisition proposal;

•	a tender or exchange offer relating to our securities is commenced and we have not sent to our security holders a statement disclosing that we recommend rejection of such tender or exchange offer;

•	an acquisition proposal is publicly announced, and we fail to issue a press release announcing our opposition to such acquisition proposal; or

•	our material breach of the non-solicitation provision in the Purchase Agreement.

Termination Fee and Expenses (See page [  ])

If we terminate the Purchase Agreement following our receipt of a superior proposal as described above in accordance with the terms of the Purchase Agreement, we are obligated to pay to QTV a termination fee of 3.0% of the purchase price.

The parties to the Purchase Agreement have agreed that each party will bear its own expenses.

Regulatory Approvals

Alliance believes that no state or federal regulatory approval is required in connection with the Asset Sale.

Appraisal Rights

Neither the Delaware General Corporation Law nor our certificate of incorporation provides our stockholders with appraisal or dissenters’ rights in connection with the Asset Sale.

Accounting Treatment

Alliance will record the Asset Sale in accordance with generally accepted accounting principles in the United States. Upon completion of the disposition, Alliance will recognize a financial reporting gain equal to the net proceeds (sum of purchase price less expenses of the sale) less the book value of the assets sold.

Federal Income Tax Consequences

The sale of Alliance’s assets pursuant to the Purchase Agreement will be a taxable transaction with respect to Alliance. Alliance will realize gain or loss measured by the difference between the proceeds received by it on such sale and Alliance’s tax basis in the assets. Alliance does not expect that the Asset Sale will result in any direct Federal income tax consequences to our stockholders as individuals.

Background of the Asset Sale (See page [  ])

The current members of the Board of Directors took office in October 2005 as the result of a proxy contest led by stockholder Bryant R. Riley and his affiliates who believed that the business decisions of Alliance’s prior directors and management were not maximizing the value of Alliance. Immediately after taking office, the new Board of Directors and management began exploring strategic alternatives for Alliance and its business units and assets and requested Needham & Company, LLC, which had been retained previously by Alliance, to continue as financial advisor in that effort. A Strategy Committee, consisting of all of the members of the Board of Directors except N. Damodar Reddy (who has since resigned as a director) and C.N. Reddy, who had in the past received management fees and other compensation for services related to the Alliance Ventures funds, and served as a manager of the former general partner, was appointed to consider our investment in the Alliance Ventures partnerships. With the Board of Directors’ frequent and extensive consultation and guidance throughout a process extending many months, management and Needham considered a number of strategic alternatives for Alliance and its businesses and assets.

In the course of the review, Needham, on behalf of our management, contacted numerous parties that we believed might have an interest in purchasing the holdings of the Alliance Ventures Limited Partnerships. Many of these parties signed confidentiality agreements and were provided access to data about the Alliance Ventures partnerships and their investments. As a result of these contacts and their review, we received a number of indications of interest in purchasing our Alliance Ventures partnership interests. We sent a letter to the interested parties, together with a proposed form of purchase agreement which we were prepared to use, and requested the recipients to make offers for our Alliance Ventures partnership interests and give their comments, if any, to the form of purchase agreement we provided. In response to this solicitation, a number of parties, including QTV, submitted bids, and tendered revised purchase agreements. After considerable negotiation and discussion of the alternatives, our Board determined that a sale of our Alliance Ventures partnership interests to QTV in accordance with the Purchase Agreement is fair and in the best interests of Alliance and our stockholders, and approved the Asset Sale and the Purchase Agreement.

Reasons for the Asset Sale (See page [  ])

In arriving at its decision to approve and recommend the Purchase Agreement for adoption by Alliance’s stockholders, the Strategy Committee of the Board of Directors consulted with our management and financial and legal advisors, and considered a number of factors, including, but not limited to, the purchase price and other material terms under the Purchase Agreement, other competing bids for the assets being sold that we received as a result of our auction process, the appropriateness of the timing for a sale of the portfolio of securities held by the Alliance Ventures Limited Partnerships, whether the sale would maximize the return of value to the stockholders, which has been the focus of our current Board of Directors, historical information concerning the financial performance of the companies in which the Alliance Ventures Limited Partnerships have invested, our view of the financial prospects for such companies and the possibility that we could be viewed as holding a larger portion of our assets in investment securities than is consistent with the Investment Company Act of 1940 for a company that is not registered under that Act.

Effect of the Asset Sale on Alliance and Our Stockholders (See page [  ])

If the Asset Sale is approved and the Purchase Agreement is adopted by our stockholders and the other conditions to closing are satisfied, we expect to have few remaining assets other than cash, cash equivalents, certain minor investments not included in the Asset Sale, and our remaining holding in Tower Semiconductor Ltd. Our directors have indicated a desire to return some proceeds to stockholders, after providing for known and contingent liabilities. We will consider all available alternatives including a distribution to stockholders, purchasing shares in open market or other transactions, dissolution and liquidation, or the acquisition of another operating company.

Interests of Our Directors and Officers in the Asset Sale (See page [  ])

Each of Mel Keating, our President and Chief Executive Officer, and Karl H. Moeller, Jr., our Interim Chief Financial Officer, holds options to purchase our common stock. The unvested portion of such options will become fully vested immediately prior to the consummation of the Asset Sale pursuant to the relevant stock option agreements. Similarly, directors Bryant R. Riley, Bob D’Agostino, J. Michael Gullard and Alan B. Howe each hold options to purchase our common stock, the unvested portion of which will become fully vested immediately prior to the consummation of the Asset Sale.

Required Vote (See page [  ])

All holders of Alliance’s stock as of the record date are entitled to vote on the proposal. Approval of the proposal will require an affirmative vote of the holders of a majority of shares of stock entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter. Abstentions and broker “non-votes” will have the same effect as votes against the proposal.

Recommendation of our Board of Directors (See page [  ])

Our Board of Directors has concluded that the Purchase Agreement and the Asset Sale are fair and in the best interests of our stockholders and recommends that you approve and adopt the Purchase Agreement and approve the Asset Sale and that you vote FOR the approval of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE
AND ADOPT THE PURCHASE AGREEMENT AND TO APPROVE THE ASSET SALE
CONTEMPLATED THEREBY.

THE SPECIAL MEETING

Solicitation for Proxies

Our Board of Directors is soliciting proxies for the Special Meeting of stockholders.

Time and Place of the Special Meeting

The Special Meeting is being held on January   , 2007 at [9:00 a.m.] local time at [          ].

The Board of Directors has fixed December 18, 2006 as the record date for determining holders of shares of our Common Stock of record entitled to receive notice of and to vote at the special meeting. Each holder of record of shares of our Common Stock on the record date is entitled to cast one vote per share. There are [          ] shares of Common Stock outstanding as of the record date.

Proposal to Be Voted on at the Special Meeting

You are being asked to vote on a proposal to approve the sale by us of our rights in and to the Alliance Ventures Limited Partnerships and ALSC Venture Management, LLC, which will transfer to QTV the significant portfolio of private company securities held by these limited partnerships.

Purpose of the Proxy Statement and Proxy Card

You are receiving a Proxy Statement and proxy card from us because you owned shares of our Common Stock on December 18, 2006, the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint Bryant R. Riley (Chairman of our Board) and Melvin L. Keating (our President and Chief Executive Officer) as your representatives at the meeting. Bryant R. Riley and Melvin L. Keating will vote your shares, as you have instructed them on the proxy card, at the Special Meeting. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors. This way, your shares will be voted whether or not you attend the Special Meeting. Even if you plan to attend the Special Meeting, please complete, sign and return your proxy card in advance of the meeting just in case your plans change.

Voting Methods

You may vote by mail.  To vote by mail, please sign your proxy card and return it in the enclosed and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If your shares are held in street name, then only your brokerage firm, bank, nominee or other institution can sign a proxy card with respect to your shares and only upon specific instructions from you. Holding shares in “street name” means your shares of stock are held in an account by your broker, bank, or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in street name, your broker, bank or other nominee will likely include a voting instruction card with this Proxy Statement. You should vote your shares by following the instructions provided on the voting instruction card.

You may vote in person at the meeting.  We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares in street name, in order to vote at the meeting, you must request a legal proxy from your stockbroker, which means, you must notify your broker, bank or other nominee in advance of the Special Meeting and obtain the proper documentation to vote your shares at the Special Meeting.

You may vote by Telephone or Internet.  If your shares are held in street name, then you may be eligible to vote your shares electronically by Internet or telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the Company’s proxy statement and annual report the opportunity to vote by Internet or telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form from the bank or brokerage will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the voting instruction card in the envelope provided.

You may change your mind after you have returned your proxy.

If you change your mind after you return your proxy, you make revoke your proxy at any time before the polls close at the Special Meeting. You may do this by:

•	signing another proxy with a later date; or

•	voting in person at the Special Meeting.

Attendance at the Special Meeting

If you plan to attend the Special Meeting, please note that attendance will be limited to stockholders as of the record date. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Special Meeting.

Multiple Proxy Cards

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted.

Quorum Requirement

Shares are counted as present at the Special Meeting if the stockholder either:

•	is present and votes in person at the Special Meeting; or

•	has properly submitted a proxy card.

A majority of our outstanding shares as of the record date must be present at the meeting (either in person or by proxy) in order to hold the Special Meeting and conduct business. This is called a “quorum.”

Consequences of Not Returning Your Proxy; Broker Non-Votes

If your shares are held in your name, you must return your proxy (or attend the Special Meeting in person) in order to vote on the proposals. If your shares are held in street name and you do not vote your proxy, your brokerage firm may either:

•	vote your shares on routine matters; or

•	leave your shares unvoted.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters but not with respect to non-routine matters. Voting to adopt the Purchase Agreement and to approve the Asset Sale is a “non-routine” matter. If a broker were to turn in a proxy card from uninstructed shares with respect to the proposal, this would constitute a “broker non-vote.”

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast. Since the proposal scheduled to come before the Special Meeting constitutes a non-routine matter and since the proposal requires the approval of the holders of a majority of all outstanding shares entitled to vote thereon, broker “non-votes” will have the same effect as votes against such proposal.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the meeting.

Effect of Abstentions

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum. Abstentions will have the same effect as votes AGAINST the proposal.

Required Vote

Approval of the proposal will require an affirmative vote of the holders of a majority of shares of stock entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter.

Vote Solicitation; No Use of Outside Solicitors

Alliance is soliciting your proxy to vote your shares at the Special Meeting. In addition to this solicitation by mail, our directors, officers, and other employees may contact you by telephone, Internet, in person or otherwise to obtain your proxy. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy material. We have not retained the services of a proxy solicitor with respect to this solicitation.

Voting Procedures

Votes cast by proxy or in person at the Special Meeting will be tabulated by the Inspector of Election. The Inspector will also determine whether a quorum is present at the Special Meeting.

The shares represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Special Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any Proxy Card which is returned signed but not marked will be voted FOR the proposed adoption of the Purchase Agreement and approval of the Asset Sale, and as the proxy holders deem desirable for any other matters that may come before the Special Meeting. Broker non-votes, if any, will not be considered as voting with respect to the proposal.

We believe that the procedures to be used by the Inspector to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

Publication of Voting Results

We intend to announce preliminary voting results at the Special Meeting. We intend to publish the final results in a press release and a Current Report on Form 8-K, which we will file with the SEC. You will be able to get a copy of our Current Report on Form 8-K by visiting our web site at www.ALSC.com, calling our Investor Relations Department at (408) 855-4900, calling the SEC at (800) 732-0330 for the location of the nearest public reference room, or online from the SEC’s website located at www.sec.gov.

RISKS RELATED TO THE ASSET SALE

Failure to complete the Asset Sale may have an adverse effect on our stock price and our ability to sell the assets

The Asset Sale is subject to a number of conditions to closing. As a result, we cannot assure you that the Asset Sale will be completed. Failure to complete the Asset Sale may result in a decrease in the market value of our common stock, may impair the value of the assets we propose to sell in a subsequent transaction and may result in a substantially lower purchase price for the assets on terms less favorable to Alliance.

The Asset Sale subjects us to a potential termination fee and expenses

Under the Purchase Agreement, we will be obligated to pay QTV a termination fee of the sum equal to 3.0% of the purchase price in the event that the Purchase Agreement is terminated by QTV or us due to a failure to consummate the transaction prior to April 30, 2007 or a failure to obtain our stockholders’ approval, under certain circumstances, if at or prior to the time of the termination of the Purchase Agreement an acquisition proposal has been made. We may also be obligated to pay QTV a termination fee of 3.0% of the purchase price under other circumstances, for example, if our Board of Directors withdraws or modifies its recommendation that the stockholders vote to adopt the Purchase Agreement, or if we materially breach the no solicitation provision in the Purchase Agreement.

CAUTIONARY STATEMENT

CONCERNING FORWARD-LOOKING INFORMATION

Certain information contained in this proxy statement that does not relate to historical information may be deemed to constitute forward-looking statements. The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe” or similar expressions identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. This proxy statement contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Alliance and the effect of the Asset Sale. Because such statements are subject to risks and uncertainties, actual results may differ materially from historical results and those presently anticipated or projected. Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Alliance does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ALLIANCE’S BUSINESS

Overview

Alliance Semiconductor Corporation was incorporated in California on February 4, 1985, and reincorporated in Delaware on October 26, 1993. Alliance is headquartered in Santa Clara, California. Prior to the end of fiscal 2006, Alliance had been a worldwide provider of analog and mixed signal products, high-performance memory products and connectivity and networking solutions for the communications, computing, embedded, industrial and consumer markets.

For several years, Alliance had been operating at a loss. During the second quarter of fiscal 2006, Bryant R. Riley and B. Riley & Co., Inc. (together “Riley & Co.”) sought to initiate a change in Alliance’s business direction and ultimately sought to elect a new slate of directors at Alliance’s annual meeting of stockholders. Riley & Co. sought to elect directors who were open to its views on issues of corporate policy and the appropriate business plan to refocus Alliance on maximizing stockholder value. On October 17, 2005, Alliance and members of its Board of Directors entered into a settlement of the proxy contest between Alliance’s incumbent board and affiliates of Riley & Co.

Pursuant to the Settlement Agreement, Alliance’s Board of Directors and board committees were reconstituted such that the board was expanded to include five nominees of Riley & Co. and each of the board committees included two nominees of Riley & Co. N. Damodar Reddy remained a member of our Board of Directors, but resigned as President, Chief Executive Officer and Interim Chief Financial Officer. In June 2006, he resigned as a member of our Board of Directors.

Among other things, the new Board of Directors thoroughly evaluated Alliance’s operating business units to determine whether they were viable or could become so by strengthening the management team, reducing expenses or exploring other alternatives; or whether selling or closing down the operating business units would better maximize stockholder value.

Disposition of Operating Business Units

Consistent with the new Board of Directors’ decision to evaluate whether to retain or dispose of Alliance’s operating units, in March 2006 Alliance entered into a plan to dispose of them, which has resulted in the sale of substantially all of the assets and certain of the liabilities of its several business units: the Systems Solutions business unit, Analog and Mixed Signal business unit, and Memory business unit.

On May 8, 2006, Alliance and its subsidiary Chip Engines (India) Private Limited (“Alliance India”) completed the sale of substantially all of the assets and certain of the liabilities owned by Alliance and Alliance India relating to Alliance’s Systems Solutions business unit for $5.8 million in cash.

On June 13, 2006, Alliance substantially completed the sale of the assets and certain of the liabilities owned by Alliance and its subsidiaries relating to Alliance’s Analog and Mixed Signal business unit. The aggregate purchase price for the transaction was $9.25 million, including the subsequent transfer of certain assets that are located in Bangalore, India.

On May 11, 2006, Alliance completed the sale of certain assets related to its Asynchronous Static Random Access Memory (“SRAM”) and Dynamic Random Access Memory (“DRAM”) products and devices, including intellectual property, other proprietary rights and inventory. On June 26, 2006, Alliance completed the sale of certain assets related to its Synchronous SRAM products and devices, including product rights, intellectual property, proprietary information and inventory.

Investments

During the year ended March 31, 2006, we liquidated our remaining position in shares of United Microelectronics Corporation (“UMC”) common stock for cash. In fiscal 2006, we sold 139.2 million shares of UMC common stock for

$81.4 million and recorded a pretax, non-operating gain of $16.7 million. In fiscal 2005, we sold 45.4 million shares of UMC common stock for $31.8 million and recorded a pretax, non-operating gain of $8.0 million.

At December 12, 2006, we owned 8,228,967 ordinary shares of Tower Semiconductor Ltd. (“Tower”), having an 8.2% share ownership position in Tower. Mel Keating, our President and Chief Executive Officer, is a director of Tower. We plan to sell these shares as market conditions, regulatory constraints and our agreement with Tower permit.

ALSC Venture Management LLC

In October 1999, we and certain of our officers formed Alliance Venture Management LLC (“Alliance Venture Management”), a California limited liability company. Alliance Venture Management and Alliance formed, and Alliance Venture Management managed and acted as the general partner to Alliance Ventures Limited Partnerships. These five limited partnerships invested in various start-up and early stage companies. The partnerships were established in part to diversify Alliance’s business and provide an opportunity for gain. Certain investments were liquidated at a profit, and Alliance paid its general partner, Alliance Venture Management, approximately $7 million from these proceeds and invested the remainder of the proceeds in Alliance’s business.

During the proxy contest preceding the appointment of the new Board of Directors, Riley & Co. questioned whether actual or potential conflicts of interest existed regarding the way in which the general partner of the Alliance Ventures partnerships was compensated, since officers of Alliance received separate and significant compensation for managing the general partner. As part of the review of Alliance’s business after their appointment, the new Board of Directors considered whether the Alliance Venture partnerships continued to be a good investment and whether having the general partner controlled by officers who were separately compensated was appropriate. There were also disagreements about the amount of such compensation which was due. Alliance Venture Management LLC was replaced as general partner in May 2006, when Alliance, in its capacity as the only limited partner, designated ALSC Venture Management LLC as the new general partner of each of the Alliance Venture Limited Partnerships. One consequence of this change was that the officers of Alliance no longer controlled or received compensation for managing the general partner.

On December 1, 2006, Alliance entered into a Partnership Interest Purchase Agreement (the “Partnership Interests Agreement”) with Alliance Ventures Management, whereby Alliance agreed to purchase Alliance Ventures Management’s special limited partnership interest in each Alliance Venture Limited Partnerships that Alliance Ventures Management retained subsequent to the change in general partner, for $400,000 plus 2% of the gross sale proceeds received from portfolio investments held by any of the Alliance Ventures Limited Partnerships. Alliance has advised Alliance Ventures Management that it believes that the consummation of the Asset Sale would trigger a payment of 2% of the gross sale proceeds from such transaction under the terms of the Partnership Interests Agreement. This compensation is significantly less than the compensation the prior general partner would have received and to which it had claimed to be entitled. In connection with the Partnership Interests Agreement, Alliance gave a release of all claims against the former general partner, and in return received from the former general partner a release of all claims related to the Alliance Venture Limited Partnerships, including claims for amounts owed for compensation.

ASSET SALE

Information about the Parties

Alliance Semiconductor Corporation is a Delaware corporation that prior to the end of fiscal 2006 was a worldwide provider of analog and mixed signal products, high-performance memory products and connectivity and networking solutions for the communications, computing, embedded, industrial and consumer markets. Subsequent to the settlement of a proxy contest in October 2005, Alliance has sold its operating businesses under the direction of a new board of directors focused on maximizing stockholder value. Alliance’s principal executive offices are at Alliance Semiconductor Corporation, 2900 Lakeside Drive, Santa Clara, CA 95054-2831, Telephone: (408) 855-4900.

QTV Capital Limited (“QTV”) is a Cayman Islands Limited Duration Company. QTV is a venture capital fund that originally specialized in investments into start-ups focused on Enterprise Data Infrastructure and commenced operations funded by Quantum Corporation in 2001. In 2002, Quantum sold its interest in QTV to Pantheon Ventures, Inc., a global multi-billion dollar fund of funds, which continues as QTV’s only limited partner. QTV’s principal executive offices are located at 12930 Saratoga Avenue, Suite D-8, Saratoga, CA 96070, Telephone: (408) 865-0505.

Background of the Asset Sale

Since the current board members began serving as directors in October 2005, one of the primary objectives of the Board of Directors has been to evaluate Alliance’s operating businesses and assets with the objective of returning value to the stockholders. Consistent with the new Board of Directors’ decision to evaluate whether to retain or dispose of Alliance’s operating units, in March 2006 Alliance entered into a plan to dispose of them. Between April and June 2006, Alliance entered into separate definitive asset purchase agreements to sell substantially all the assets of each of the Company’s primary operating businesses: the Systems Solutions business unit, the Analog and Mixed Signal business unit and the Memory business unit. Those sales have been completed.

Also consistent with the new Board of Directors’ business direction, Alliance directed Needham & Company, LLC (“Needham”) to advise it regarding Alliance’s ownership interests in the Alliance Ventures Limited Partnerships and the various portfolio securities held by these investment partnerships. In January 2006, the Board of Directors formed a strategy committee (the “Strategy Committee”) for the purpose of overseeing and approving the potential sale of the assets held by the Alliance Venture funds. That committee consists of all of the members of the Board of Directors except N. Damodar Reddy (who has since resigned as a director) and C.N. Reddy, who had in the past received management fees and other compensation for services related to the Alliance Ventures funds, and served as a manager of the former general partner.

Subsequent to March 31, 2006, Alliance asked Needham to assist management in determining whether a buyer for the Alliance Ventures funds existed at a price attractive to Alliance, and during the quarter ended June 30, 2006, Alliance entered into a plan for disposal of the Alliance Ventures funds.

During the late spring of 2006, Needham assisted Alliance in setting up an online data room containing agreements related to the securities held by the Alliance Ventures funds and other materials of interest to prospective bidders, and these diligence materials were updated and supplemented from time to time based on specific requests of prospective purchasers over the period during which due diligence efforts were conducted.

Alliance management and Needham increased marketing efforts for the portfolio of investments held by the Alliance Venture funds during August 2006. Alliance, through Needham, engaged in informal discussions with potential bidders and also developed a list of potential bidders who were contacted by Needham to qualify their interest. Each interested potential bidder was sent a form non-disclosure agreement (“NDA”) for execution. At that time, Needham distributed marketing materials to 27 pre-qualified bidders who had signed NDAs and solicited indications of interest. A number of indications of interest were received. After October 4, 2006, from that pool, management, with the oversight of the Strategy Committee, selected a smaller number of prospective purchasers with whom Alliance would engage more extensively to explore a transaction.

Over a period of approximately two months, a limited number of purchasers performed extensive due diligence reviews related to the portfolio of venture securities. In the case of each potential bidder, these diligence investigations included meetings, either in person or by telephone, in which prospective bidders were given the opportunity to ask questions of representatives from the companies in which Alliance Ventures funds hold investments.

On November 9, 2006, Needham on behalf of Alliance sent to each of the remaining prospective bidders an instruction letter, informing them that the deadline for submitting a bid was November 21, 2006, and requesting that each bidder submit along with their bid a form of a purchase agreement provided by Alliance. The deadline for bid submission was subsequently extended to November 28, 2006.

On November 28, 2006, Needham received a number of bids on behalf of Alliance. Management discussed these bids extensively with the Strategy Committee, Needham and outside counsel over the next two days, and

Alliance’s outside counsel and Needham engaged in extensive discussions with bidders regarding the terms and conditions of the bids and the related purchase agreements. On December 1, 2006, the Strategy Committee held a meeting to consider the various bids that had been validly submitted.

Based on the pricing and other material terms and conditions of the bids received and other factors described in more detail below, the management of Alliance determined that accepting the bid of QTV was in the best interest of Alliance and its stockholders. On December 1, 2006, a meeting of the Strategy Committee of the Board of Directors was held. The Strategy Committee resolved, with management’s recommendation, to approve and adopt the Purchase Agreement delivered by QTV and to approve the sale of the Alliance Ventures interests to QTV.

On December 14, 2006, our entire Board of Directors unanimously affirmed this approval and the resolutions adopted by the Special Committee.

Reasons for the Asset Sale

In arriving at its decision to approve and recommend the Purchase Agreement with QTV for adoption by Alliance’s stockholders, the Strategy Committee and the Board of Directors consulted with our management and financial and legal advisors, and considered a number of factors, including, but not limited to:

•	the solicitation and bid process undertaken on behalf of Alliance which ultimately resulted in several firm offers, including QTV’s offer, to acquire the assets being sold;

•	whether it was an appropriate time to sell the portfolio of securities held by the Alliance Ventures Limited Partnerships, including the possibility of Alliance or its employees and agents continuing to manage the portfolio;

•	whether it would be preferable and feasible to sell individual portfolio holdings, rather than selling the Alliance Ventures partnerships in a single transaction;

•	the focus of our Board of Directors on returning value to stockholders;

•	the possibility that we could be viewed as holding a larger portion of our assets in investment securities than is presumptively consistent with by the Investment Company Act of 1940 (the “Act”) for a company that is not registered under the Act, and that if the SEC were to take the view that we have been operating and continue to operate as an unregistered investment company in violation of the Act, and did not provide us with a sufficient period to either register as an investment company or divest ourselves of investment securities and/or acquire non-investment securities, we could be subject to significant potential penalties; and

•	historical information concerning the financial performance of the companies in which the Alliance Ventures Limited Partnerships have invested, and our view of the financial prospects for such companies.

In the course of its deliberations, the Strategy Committee considered the following positive factors, among others:

•	the fact that consideration to be received by Alliance pursuant to the Purchase Agreement represents the best value for Alliance and its stockholders relative to the competing bids received;

•	the recommendation of our financial advisor, Needham, to the Strategy committee on December 1, 2006, that Alliance execute the Purchase Agreement and seek to complete the proposed Asset Sale;

•	the terms of the Purchase Agreement, including the conditions to the closing of the Asset Sale and the parties’ representations, warranties and covenants; and

•	the fact that pursuant to the Purchase Agreement, notwithstanding the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding alternative transactions, and the requirement to pay QTV a termination fee of 3% of the Purchase Price in certain cases, our Board of Directors may withdraw or modify its approval or recommendation of the Purchase Agreement or the Asset Sale or approve or recommend an unsolicited superior proposal to purchase the assets being sold in the proposed transaction if our Board of Directors, after providing QTV with an opportunity to negotiate an amendment to the Purchase Agreement or an alternative transaction, determines in good faith that such third party offer constitutes a superior proposal and that the withdrawal or modification of its approval or recommendation of the Asset Sale is required for the Board to comply with its fiduciary duties.

In the course of its deliberations, the Strategy committee also considered a variety of risks and other countervailing factors concerning the Purchase Agreement and Asset Sale. The material factors considered by the board of directors were:

•	the risk that the Asset Sale might not be completed in a timely manner or at all;

•	the restrictions on our Board of Directors’ ability to solicit or engage in discussions or negotiations with a third party regarding alternative transactions, and the requirement that we pay QTV a termination fee equal to 3% of the purchase price, or approximately $3.7 million, in certain cases in the event of a termination of the Purchase Agreement;

•	the fact that we did not receive an up-front cash payment upon execution of the Purchase Agreement; and

•	that our stockholders would not be able to benefit from any potential future increase in the value of the investments held by the Alliance Ventures Limited Partnerships.

The foregoing discussion of the material information and factors considered by the Strategy Committee and our Board of Directors is not intended to be exhaustive. The Strategy Committee, which consists of all of the current members of the Board of Directors except C.N. Reddy, who historically received compensation for services related to the Alliance Ventures Limited Partnerships, reached a conclusion to recommend the approval of the Asset Sale and approval and adoption of the Purchase Agreement in light of the various factors described above and other factors that each member of the Strategy Committee believed were appropriate. Among the variety of factors considered by the Strategy Committee in connection with its evaluation of the Asset Sale and the complexity of these matters, the Strategy Committee did not consider it practicable, and did not attempt, to quantify, rank or otherwise assign relative or specific weight or values to any of these factors. Rather, the Strategy Committee made its recommendation and decision based on the totality of information presented to it and the investigation conducted by it, including discussions with and questioning of our executive officers and our financial and legal advisors.

Recommendation of the Board of Directors with Respect to the Proposal

The Board of Directors believes that the Purchase Agreement and the Asset Sale is fair to and in the best interests of Alliance and our stockholders. Accordingly, the Board of Directors has approved the Purchase Agreement and the Asset Sale and recommends to our stockholders that they vote FOR the approval and adoption of the Purchase Agreement and the transactions contemplated thereby.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE PURCHASE AGREEMENT AND FOR THE APPROVAL OF THE ASSET SALE CONTEMPLATED THEREBY.

The Purchase Agreement

On December 1, 2006, Alliance and QTV entered into the Purchase Agreement providing for the sale to QTV of our limited partnership and general partnership interests in five Alliance Ventures partnerships that collectively hold a portfolio of private company investments, for a purchase price of $123,600,000 in cash.

The following is a summary of the material provisions of the Purchase Agreement and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Annex A to this proxy statement.

Assets to be Sold

The assets proposed to be sold include all of the limited partnership interests in Alliance Ventures I, L.P., Alliance Ventures II, L.P., Alliance Ventures III, L.P., Alliance Ventures IV, L.P. and Alliance Ventures V, L.P. (which we refer to collectively as the “Alliance Ventures Limited Partnerships”), the private company securities held by each of these investment partnerships other than certain excluded assets described below, and all of the interest in ALSC Venture Management LLC, the general partner of each of the Alliance Ventures Limited Partnerships (which we refer to as “ALSC Venture Management” or the “General Partner”).

The assets excluded from the Asset Sale consist of all of the Alliance Ventures Limited Partnerships’ investments in Selby Venture Partners and SiNett Corporation. Also, the assets of Solar Venture Partners, LP, a separate venture investment fund controlled by Alliance, are not included in the Asset Sale.

Purchase Price

QTV has agreed to pay us $123,600,000 in cash as consideration for our interests in the Alliance Ventures Limited Partnerships and our interests in the General Partner.

The purchase price may be adjusted in the event that there is trading activity with respect to the portfolio securities held by the Alliance Ventures Limited Partnerships after the date of the Purchase Agreement and prior to the completion of the Asset Sale. Any such investment or trading decision would be made only with the approval of QTV. Each such additional investment would increase the purchase price dollar for dollar by the amount of such investment, and each such sale would decrease the purchase price by the amount of the proceeds of such sale, less federal and state tax obligations.

Pantheon Ventures, Inc. (“Pantheon”) is QTV Capital’s financial partner in the proposed transaction. QTV Capital received and accepted a commitment letter from Pantheon (the “Commitment Letter”), which states that it may be delivered to and relied upon by Alliance, and which provides that Pantheon has approved a form of the Purchase Agreement and confirmed that Pantheon has obtained all approvals needed to commit the funds required to pay the purchase price upon consummation of the asset sale and to execute a limited partnership agreement with QTV Capital in the form attached to the Commitment Letter.

Closing

The closing of the Asset Sale will occur as promptly as practicable (and in any event within three (3) business days) following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated thereby, including the approval of the Asset Sale and adoption of the Purchase Agreement by the holders of a majority of our stock outstanding on the record date.

Conditions to Completion of the Asset Sale

Our and QTV’s obligations to complete the Asset Sale are subject to the fulfillment or waiver of the following conditions:

•	our stockholders must have approved the Asset Sale and adopted the Purchase Agreement; and

•	no preliminary or permanent injunction or other order shall have been issued by any court or by any government authority prohibiting the Asset Sale.

In addition, our obligations to complete the Asset Sale are subject to QTV’s fulfillment or our waiver of the following conditions:

•	QTV must have performed in all material respects its covenants, agreements and obligations required to be performed under the Purchase Agreement at or prior to closing;

•	QTV’s representations and warranties must be true in all material respects as of the date of the Purchase Agreement and the date of the closing of the Asset Sale, except that any inaccuracies will be disregarded if in the aggregate all inaccuracies do not constitute a material adverse effect on QTV’s ability to consummate the Asset Sale; and

•	we must have received a certificate from QTV certifying the satisfaction of the conditions outlined immediately above.

In addition, QTV’s obligations to complete the Asset Sale are subject to our fulfillment or QTV’s waiver of the following conditions:

•	we must have performed in all material respects our covenants, agreements and obligations required to be performed under the Purchase Agreement at or prior to closing;

•	our representations and warranties must be true in all material respects as of the date of the Purchase Agreement and the date of the closing of the Asset Sale;

•	QTV must have received a certificate from us certifying the satisfaction of the conditions outlined immediately above;

•	QTV must have received from us evidence that the excluded assets are no longer owned by any of the Alliance Ventures Limited Partnerships; and

•	QTV must have received from us evidence that no persons shall remain employed by the Alliance Ventures Limited Partnerships or the General Partner and that such entities are not bound by any management or employment agreement.

No Solicitation

We have agreed, subject to certain exceptions arising out of the fiduciary duties of our Board of Directors, that we will not, directly or indirectly through any of our officers, directors, employees or representatives:

•	solicit, initiate or facilitate any acquisition proposal (as described below) or acquisition inquiry (as described delow);

•	participate in any discussions or negotiations regarding, or furnish any information with respect to, or encourage any third party to solicit, initiate or facilitate an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal or acquisition inquiry; or

•	enter into any letter of intent or similar document contemplating or relating to any acquisition transaction (as described below).

We must notify QTV promptly, in writing, if any acquisition proposal or acquisition inquiry is made and in such notice identify the offeror and the terms and conditions of any proposal or offer.

Notwithstanding the foregoing, our Board of Directors is permitted to participate in any discussions or negotiations with and provide information to, any third party in response to an unsolicited bona fide acquisition proposal or acquisition inquiry by such third party received prior to our stockholders’ approval, if:

•	our Board of Directors shall have determined that such acquisition proposal could reasonably be expected to constitute or lead to a superior proposal;

•	our Board of Directors shall have determined after taking into account the advice of outside legal counsel that such action is necessary for our Board of Directors to comply with its fiduciary duties under the Delaware General Corporation Law; and

•	prior to providing information to any such third party, we shall have received an executed confidentiality agreement with such third party that is no less favorable to us than the one in place between us and QTV, and we shall have provided such information to QTV prior to providing it to any such third party.

In addition, our Board of Directors may effect a change in its recommendation regarding the Purchase Agreement and Asset Sale, if the conditions outlined immediately above are met, and our Board of Directors determines that such acquisition proposal, if consummated, would constitute a superior proposal.

As described in this proxy statement, the term “acquisition inquiry” means any inquiry, indication of interest or request for information (other than an offer, proposal inquiry or indication of interest made or submitted by QTV) that could reasonably be expected to lead to an acquisition proposal.

As described in this proxy statement, the term “acquisition proposal” means any offer or proposal concerning any (a) sale, lease, transfer, license, acquisition or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of any business or assets representing 20% or more of the consolidated assets of Alliance and its subsidiaries, (b) issuance, sale, exchange or other disposition of securities representing 20% or more of the outstanding capital stock of Alliance, (c) transaction in which any person or group shall directly or indirectly acquire beneficial or record ownership, or the right to acquire beneficial or record ownership of 20% or more of the outstanding capital stock of Alliance or (d) any merger, exchange, consolidation, business combination, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction in which Alliance or any of its subsidiaries is not an acquiring or surviving constituent corporation, (e) any transaction or series of similar transactions which results in or involves the acquisition or purchase of all or any portion of the Alliance Ventures Interests or the portfolio securities or (f) any combination of the foregoing. As described in this proxy statement, the term “acquisition transaction” means any transaction described in clauses (a) through (f) above.

As described in this proxy statement, the term “superior proposal” means an unsolicited bona fide acquisition proposal (except that applicable references in the definition of acquisition proposal to “20%” shall be “90%”) that our Board of Directors determines in its good faith business judgment (after obtaining and taking into consideration the advice of its financial advisors of nationally recognized reputation and of its legal counsel) (i) would result in a transaction that is more favorable to its stockholders, from a financial point of view, than the transactions contemplated with QTV, (ii) is a proposal for which financing, to the extent required, is then fully committed or which, in the good faith judgment of our Board of Directors (after consultation with financial advisors of nationally recognized reputation) is reasonably capable of being financed, and which is reasonably capable of being completed on the terms proposed, and (iii) was not obtained or made as a direct or indirect result of a breach of any provision of the Purchase Agreement or any other contract under which Alliance or any of its subsidiaries has any rights or obligations.

We must pay QTV a sum equal to 3.0% of the purchase price as break-up fee if we terminate the Purchase Agreement in certain circumstances — see “Termination Fee” below.

Termination

We and QTV may by mutual written consent terminate the Purchase Agreement at any time prior to the completion of the Asset Sale. In addition, either we or QTV may terminate the Purchase Agreement at any time prior to the completion of the Asset Sale:

•	if the Asset Sale has not been consummated on or before April 30, 2007, except that this right to terminate will not be available to a party whose action or failure to act resulted in the failure to complete the Asset Sale by such date and such action or failure to act constitutes a breach of the Purchase Agreement; or

•	if the adoption of the Purchase Agreement by our stockholders has not been obtained at the special meeting or any adjournment thereof by reason of the failure to obtain the required vote, so long as the failure to obtain the stockholders’ approval is not the result of our action or our failure to act and such action or failure to act constitutes a breach of the Purchase Agreement.

We may terminate the Purchase Agreement at any time prior to the completion of the Asset Sale:

•	upon breach of any representation, warranty or covenant by QTV such that any of the conditions to the completion of the Asset Sale would not be satisfied, provided that such breach or misrepresentation is not capable of being cured or is not cured within five business days after delivery of notice of such breach; or

•	upon approval of our Board of Directors, if (i) our Board of Directors has concluded in good faith, after taking into account the advice of its outside legal counsel, that, in light of a superior proposal, a change in its recommendation to approve the Asset Sale is required in order to comply with its fiduciary duties; (ii) we have complied with the no solicitation provision (described above) and made the payment of the termination fee equal to 3.0% of the purchase price; (iii) we have delivered to QTV a written notice that states the identify of the offeror and the terms and conditions of the proposal and provided to QTV a copy of all written materials delivered to the offeror making the superior proposal in connection with such superior proposal;

(iv) a period of at least three business days has elapsed since QTV’s receipt of such notice, and we were available during such period for the purpose of engaging in negotiations with QTV regarding a possible amendment to the Purchase Agreement or a possible alternative transaction; (v) we have promptly advised QTV of any modification proposed to be made to the material terms and conditions of the superior proposal by the other party thereto; and (vi) any written proposal by QTV to amend the Purchase Agreement or enter into an alternative transaction has been considered by our Board of Directors in good faith, and our Board of Directors has determined in good faith, after having obtained and taken into account the advice of an independent financial advisor, that the terms of the proposed amendment to the Purchase Agreement (or other alternative transaction) are not as favorable to our stockholders, from a financial point of view, as the terms of the superior proposal.

QTV may terminate the Purchase Agreement at any time prior to the completion of the Asset Sale upon breach of any representation, warranty or covenant by us such that any of the conditions to the completion of the Asset Sale would not be satisfied, provided that such breach or misrepresentation is not capable of being cured or is not cured within five business days after delivery of notice of such breach; or if any of the following “triggering events” occurs:

•	our Board of Directors fails to recommend that the stockholders vote to adopt the Purchase Agreement, or withdraws or modifies in a manner adverse to QTV its recommendation;

•	we fail to include in the proxy statement a statement to the effect that our Board of Directors has determined and believes that the transactions contemplated by the Purchase Agreement are fair to and in the best interests of our stockholders;

•	our Board of Directors fails to reaffirm its determination that the transactions contemplated by the Purchase Agreement are fair to and in the best interests of our stockholders, within ten business days after QTV requests in writing that such recommendation or determination be reaffirmed;

•	our Board of Directors approves or recommends any acquisition proposal;

•	we enter into any letter of intent or similar document relating to any acquisition proposal;

•	a tender or exchange offer relating to our securities is commenced and we not have sent to our security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that we recommend rejection of such tender or exchange offer;

•	an acquisition proposal is publicly announced, and we fail to issue a press release announcing its opposition to such acquisition proposal within 10 business days after such acquisition proposal is announced; or

•	our material breach of no solicitation provision in the Purchase Agreement.

Termination Fee

We will be obligated to pay QTV a termination fee of the sum equal to 3.0% of the purchase price in connection with the termination of the Purchase Agreement in the event that:

•	the Purchase Agreement is terminated by QTV or us due to failure to consummate the transaction prior to April 30, 2007 or failure to obtain our stockholders’ approval, and at or prior to the time of the termination of the Purchase Agreement an acquisition proposal has been disclosed, announced, commenced, submitted or made, and either of the following occurs within six months following such termination of the Purchase Agreement: (A) a transaction contemplated by an acquisition proposal is consummated; or (B) we enter into a definitive agreement with respect to an acquisition proposal; or

•	the Purchase Agreement is terminated by QTV pursuant to a “triggering event,” as described above.

QTV will be obligated to pay us a termination fee of $1,000,000 in the event that we terminate the Purchase Agreement upon breach of any representation, warranty or covenant by QTV such that any of the conditions to the completion of the Asset Sale would not be satisfied, provided that such breach or misrepresentation is not capable of being cured or is not cured within five business days after delivery of notice of such breach.

Covenants

Under the Purchase Agreement, we have agreed to abide by certain covenants prior to the closing of the Asset Sale. Among others, these covenants include our agreement to:

•	take all action reasonably required to consummate the transaction;

•	promptly notify QTV upon becoming aware of any event arising after the date of the Purchase Agreement that would result in any breach of our representations or warranties and use all commercially reasonable efforts to prevent or remedy the same;

•	notify QTV prior to making any investment or trading decision affecting the portfolio securities held by the Alliance Ventures Limited Partnerships and make any such investment or trading decision only with QTV’s written consent;

•	prepare and file this proxy statement, solicit proxies from our stockholders in favor of the approval of the Asset Sale and adoption of the Purchase Agreement, and hold the special meeting to which this proxy statement relates;

•	cause the Alliance Ventures Limited Partnerships to transfer or sell their interests in Selby Venture Partners and SiNett Corporation prior to the completion of the Asset Sale;

•	keep terms of the transaction and the Purchase Agreement confidential, subject to public reporting requirements;

•	furnish financial statements and other information related to the portfolio securities to QTV; and

•	provide post-closing cooperation.

Representations and Warranties

The Purchase Agreement contains a number of customary representations and warranties applicable to us, subject in some cases to customary qualifications, relating to, among other things, the following:

•	authorization, execution, delivery and enforceability of the Purchase Agreement;

•	due organization, valid existence and good standing of the Alliance Ventures Limited Partnerships and the General Partner;

•	conflicts or violations under charter documents, material contracts, other agreements relating to the securities held by the Alliance Ventures Limited Partnerships or applicable laws and regulations;

•	required third party or governmental consents and approvals;

•	ownership of the limited partnership and general partnership interests in the Alliance Ventures Limited Partnerships

•	title to the portfolio securities held by Alliance Ventures Limited Partnerships that are proposed to be sold to QTV;

•	past or current obligations relating to the management of the Alliance Ventures Limited Partnerships or the General Partner;

•	pending or threatened litigation that would affect the consummation of the Asset Sale or that relates materially to the Alliance Ventures Limited Partnerships or the General Partner;

•	taxes; and

•	material compliance with all applicable laws.

The representations and warranties applicable to us related to (i) conflicts or violations of charter documents, contracts or agreements, (ii) past or current obligations, (iii) title to the portfolio securities that are proposed to be sold to QTV, (iv) pending or threatened litigation, and (v) material compliance with all applicable laws shall expire nine months after the Closing Date. All other representations and warranties related to us shall terminate upon Closing.

The Purchase Agreement also contains a number of customary representations and warranties applicable to QTV, subject in some cases to customary qualifications, relating to, among other things, the following:

•	authorization, execution, delivery and enforceability of the Purchase Agreement;

•	conflicts or violations under charter documents, material contracts or applicable laws and regulations;

•	required third party or governmental consents and approvals; and

•	approvals related to the commitment of funds needed to pay the purchase price upon completion of the Asset Sale.

All of the representations and warranties applicable to QTV terminate upon Closing.

Expenses

Pursuant to the Purchase Agreement, each party bears its own consultant’s, accountant’s, attorney’s and other fees and expenses.

Amendment

The Purchase Agreement may be amended, modified or supplemented only by a written agreement executed by QTV and us.

Regulatory Approvals

No state or federal regulatory approval is required in connection with the Asset Sale.

Appraisal Rights

Neither the Delaware General Corporation Law nor our certificate of incorporation provides our stockholders with appraisal or dissenter’s rights in connection with the Asset Sale.

Accounting Treatment

Alliance will record the Asset Sale in accordance with generally accepted accounting principles in the United States. Upon completion of the disposition, Alliance will recognize a financial reporting gain equal to the net proceeds (sum of purchase price less expenses of the sale) less the book value of the assets sold.

Federal Income Tax Consequences

The sale of Alliance’s assets pursuant to the Purchase Agreement will be a taxable transaction with respect to Alliance. Alliance will realize gain or loss measured by the difference between the proceeds received by it on such sale and Alliance’s tax basis in the assets. Alliance does not expect that the Asset Sale will result in any direct Federal income tax consequences to our stockholders as individuals.

Financial Advisor

On September 14, 2005, our Board of Directors retained Needham & Company, LLC to act as our financial advisor to assist us in our efforts to identify and implement strategic alternatives for our company, including the Asset Sale, and we have agreed to pay Needham & Company, LLC customary fees for their services in that regard.

Effects of the Asset Sale

If the Asset Sale is approved and the Purchase Agreement is adopted by our stockholders and the other conditions to closing are satisfied, we expect to have few remaining assets other than cash, cash equivalents, our interests in the investments excluded from the Asset Sale, and our remaining holding in Tower Semiconductor Ltd.

and we will consider all available alternatives. Such alternatives may include, without limitation, the possible dissolution of Alliance and liquidation of our assets, the discharge of any remaining liabilities and the creation of liquidation trusts in the case of any contingent liabilities, and the eventual distribution of the remaining assets to our stockholders in the event we are liquidated. Alternatively, we could re-invest the new cash in another operating company, possibly making use of net operating losses generated in the past. Furthermore, although we are evaluating a distribution of a substantial portion of the net cash proceeds from the Asset Sale to our stockholders by repurchasing shares in open market or other transactions, or in the form of a special dividend, we have not determined the timing or amount of distribution, if any, to be made to our stockholders. The amount, if any, available to our stockholders from such a distribution will be determined by our Board of Directors, after weighing the company’s remaining liabilities and operational needs.

INTERESTS OF OUR DIRECTORS AND OFFICERS IN THE ASSET SALE

All of our directors and executive officers own shares of our common stock and/or options to purchase shares of our common stock, and to that extent, their interests in the Asset Sale are the same as those of other holders of our common stock, except as set forth below. See “Security Ownership of Certain Beneficial Owners and Management” beginning on page [  ].

Mel Keating, our President and Chief Executive Officer, holds options to purchase 200,000 shares of our common stock, 20,000 of which have vested as of the date hereof, and the remainder of which will become fully vested immediately prior to the consummation of the Asset Sale pursuant to stock option agreements dated December 1, 2005 and April 3, 2006. Karl H. Moeller, Jr., our Interim Chief Financial Officer, holds options to purchase 25,000 shares of our common stock, 5,000 of which will vest as of January 13, 2007, and the remainder of which will become fully vested immediately prior to the consummation of the Asset Sale pursuant to a stock option agreement dated January 20, 2006.

Directors Bryant R. Riley, Bob D’Agostino, J. Michael Gullard and Alan B. Howe each hold options to purchase 50,000 shares of our common stock, 10,000 of which have vested as of the date hereof, and the remainder of which will become fully vested immediately prior to the consummation of the Asset Sale.

CHANGE IN CONTROL

On October 17, 2005, Alliance and members of its Board of Directors entered into a settlement of a proxy contest between Alliance’s incumbent board and affiliates of B. Riley & Co., Inc.

Pursuant to such Settlement Agreement, Alliance’s Board was expanded to seven members to include all of the nominees proposed by B. Riley & Co., Inc., specifically, Bryant R. Riley, Alan B. Howe, Bob D’Agostino, and J. Michael Gullard. This represented a change in a majority of the members of the Board of Directors. Pursuant to the Settlement Agreement, Alliance agreed to reimburse B. Riley & Co., Inc. for up to $450,000 of its actual out-of-pocket costs actually incurred (such as proxy solicitor fees and expenses, printer fees, California and Delaware counsel fees and actual out-of-pocket expense) directly related to its campaign to elect board nominees in the proxy contest.

Currently, the Board of Directors consists of each of the board members who joined the Board of Directors upon settlement of the proxy contest and C.N. Reddy. N. Damodar Reddy, who remained on the Board of Directors after settlement of the proxy contest, resigned in June 2006. The beneficial ownership of shares of our common stock held by each of our current directors is set forth below under the heading “Security Ownership of Certain Beneficial Owners and Management.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information that has been provided to Alliance with respect to beneficial ownership of shares of Alliance’s Common Stock as of December 7, 2006 (or such other date as may be indicated in the footnote for the respective person) for (i) each person or entity who is known by Alliance to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of Alliance’s executive officers, (iii) each of our directors and (iv) all directors and current executive officers of the Company as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information. On December 7, 2006, there were 32,627,340 shares of the Company’s Common Stock outstanding.

	Amount and
	Nature of Beneficial	Percent
Name and Address of Beneficial Owner(1)	Ownership(2)(3)	of Class

Schneider Capital Management Corporation(4)	3,646,468	11.2%
460 E. Swedesford Road, Suite 1080
Wayne, PA 19087
Dimensional Fund Advisors(5)	2,971,614	9.1%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Lloyd I. Miller III(6)	3,591,919	11.0%
4550 Gordon Drive
Naples, FL 34102
Bryant R. Riley(7)	2,505,466	7.7%
11100 Santa Monica Blvd., Suite 800
Los Angeles, CA 90025
C.N. Reddy(8)	4,184,250	12.8%
Bob D’Agostino(9)	54,450	*
Alan B. Howe(10)	10,000	*
J. Michael Gullard(11)	10,000	*
Melvin L Keating(12)	20,000	*
Karl H Moeller, Jr.(13)	5,000	*
N. Damodar Reddy(14)	6,360,350	19.5%
All Directors and current executive officers as a group (7 persons)(15)	6,789,166	20.7%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Alliance Semiconductor Corporation, 2900 Lakeside Drive Suite 229, Santa Clara, California 95054.

(2)	Unless otherwise noted, Alliance believes that all persons or entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock shown in the table to be beneficially owned by them, subject to community property laws where applicable.

(3)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of December 7, 2006 upon the exercise of options, excluding, however, options granted pursuant to the Company’s 1996 Employee Stock Purchase Plan. Each stockholder’s percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days of December 7, 2006 have been exercised.

(4)	The number of shares is as reported on a Schedule 13G/A filed by Schneider Capital Management Corporation on February 10, 2006.

(5)	Dimensional Fund Advisors, Inc. (“Dimensional”) is the beneficial owner of Common Stock as a result of providing investment advice to four investment companies registered under the Investment Company Act of 1940 and serving as an investment manager to certain other commingled group trusts and separate accounts. Dimensional disclaims beneficial ownership of any shares reported above. The number of shares is as reported on a Schedule 13G/ A filed by Dimensional on February 6, 2006.

(6)	According to a Schedule 13G filed by Lloyd I Miller III on October 5, 2006, Mr. Miller holds a total of 3,591,919 shares, of which he has sole voting and dispositive power over 1,389,789 shares and shared voting and dispositive power over 2,202,130 shares. According to a Form 4 filed December 7, 2006, these shares are held by Milfam II LP, Trust A-4-Lloyd I. Miller, Trust C-Lloyd I. Miller, Lloyd I. Miller, III as co-trustee Crider GST, Milgrat I (AAAA), Milgrat I (MMMM), Lloyd I. Miller, III as Trustee for GST Catherine C. Miller, Lloyd I. Miller III as Trustee for GST Lloyd I. Miller, Lloyd I. Miller III as custodian under Florida UGMA for Lloyd I. Miller IV, and by Lloyd I. Miller III as custodian under Florida UGMA for Alexandra B. Miller.

(7)	The number of shares is as reported on a Form 4 filed by Bryant R. Riley on October 4, 2006, plus 10,000 shares subject to options exercisable within 60 days of December 7, 2006.

(8)	Includes 677,500 shares held of record by C.N. Reddy Investments, Inc., of which C.N. Reddy is the sole stockholder. Includes 100,000 shares subject to options exercisable within 60 days of December 7, 2006.

(9)	The number of shares is as reported on a Form 4/A filed by Robert P. D’Agostino on September 29, 2006 plus 10,000 shares subject to options exercisable within 60 days of December 7, 2006.

(10)	Includes 10,000 shares subject to options exercisable within 60 days of December 7, 2006.

(11)	Includes 10,000 shares subject to options exercisable within 60 days of December 7, 2006.

(12)	Includes 20,000 shares subject to options exercisable within 60 days of December 7, 2006.

(13)	Includes 5,000 shares subject to options exercisable within 60 days of December 7, 2006.

(14)	Includes 345,000 shares held of record by N.D.R. Investments, Inc., of which N. Damodar Reddy is the sole stockholder.

(15)	Includes 155,000 shares subject to options exercisable within 60 days of December 7, 2006.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

Alliance is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Alliance files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

OTHER MATTERS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In connection with this proxy solicitation, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Alliance Semiconductor Corporation, Attention: Secretary.

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the Stockholder’s name, or Alliance at the address or telephone number provided above.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws.

In the event that the next annual meeting is held at a date later than March 2, 2007, to have your proposal included in Alliance’s proxy statement for the next annual meeting, you must submit your proposal in writing to the Corporate Secretary at the Company’s principal executive offices located at 2900 Lakeside Drive, Santa Clara, CA 95054-2831, and your written proposal must be received at Alliance’s principal executive offices within a reasonable time before Alliance begins to print and mail its proxy materials.

In the event that the next annual meeting is held at a date earlier than March 30, 2007, the deadline has already passed for a stockholder to propose any business (including nominations for Director) at the next annual meeting. In the event that the date of the next annual meeting is delayed to a date after March 30, 2007, this advance notice must be received not earlier than 90 days prior to the next annual meeting and not later than the later of (i) 60 days prior to the next annual meeting or (ii) the tenth (10th) day following the day on which public announcement of the date of the next annual meeting is first made. The notice should be directed to the attention of the Corporate Secretary and it must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a Director, all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected) and appropriate biographical information and a statement as to the qualification of the nominee; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and (ii) the number of shares of the Company’s Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner.

YOU MAY OBTAIN A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2006 WITHOUT CHARGE BY CALLING OUR INVESTOR RELATIONS DEPARTMENT AT (408) 855-4900. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.ALSC.COM.

REQUEST TO SIGN, DATE AND RETURN PROXIES

Whether or not you intend to be present at the special meeting on January   , 2007, please sign, date and return the enclosed proxy at your earliest convenience or follow the instructions for telephone or Internet voting detailed thereon.

By Order of the Board of Directors,

President and Chief Executive Officer

Santa Clara, CA
[December 27, 2006]

PURCHASE AGREEMENT REGARDING
LIMITED PARTNERSHIP INTEREST
IN
ALLIANCE VENTURES I, L.P.,
ALLIANCE VENTURES II, L.P.,
ALLIANCE VENTURES III, L.P.,
ALLIANCE VENTURES IV, L.P. and
ALLIANCE VENTURES V, L.P.
each, a California limited partnership
and
GENERAL PARTNERSHIP INTEREST
IN
ALSC VENTURE MANAGEMENT, LLC
a California limited liability company
By and Between
ALLIANCE SEMICONDUCTOR CORPORATION
a Delaware corporation
(“Seller”)
and
QTV CAPITAL LIMITED
a Cayman Islands Limited Duration Company
(“Purchaser”)

ARTICLE 1 PURCHASE AND SALE		2
1.1	Agreement to Sell and Purchase	2
1.2	Purchase Price	2

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLER		2
2.1	Representations and Warranties by Seller	2
2.2	Knowledge	4

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF Purchaser		4
3.1	Representations and Warranties of Purchaser	4
3.2	Knowledge	5

ARTICLE 4 CERTAIN COVENANTS		5
4.1	Consummation of Transaction	5
4.2	Accuracy of Representations and Warranties	5
4.3	Additional Trading Activity by Seller	5
4.4	Seller Stockholder Approval; Proxy Statement	5
4.5	No Solicitation of Transactions	6
4.6	Treatment of Excluded Assets	8
4.7	Confidentiality	8
4.8	Public Announcements	8
4.9	Certificate of Price Adjustment	8
4.10	Assignment and Assumption Agreement	8
4.11	Information Relating to Portfolio Securities	9
4.12	Post-Closing Cooperation	9

ARTICLE 5 CONDITIONS TO THE TRANSACTION		9
5.1	Conditions to Obligations of Each Party	9
5.2	Additional Conditions to Obligations of Seller	9
5.3	Additional Conditions To Obligations of Purchaser	10

ARTICLE 6 CLOSING		10
6.1	The Closing	10
6.2	Deliverables by Purchaser at or prior to the Closing	10
6.3	Deliverables by Seller at or prior to the Closing	10

ARTICLE 7 TERMINATION; WAIVER		11
7.1	Termination	11
7.2	Notice of Termination; Effect of Termination	13
7.3	Waiver	13

ARTICLE 8 MISCELLANEOUS		13
8.1	Survival of Representations and Warranties	13
8.2	Further Instruments	14
8.3	Notices	14
8.4	Rule of Construction	14
8.5	Entire Agreement; Amendments	15
8.6	Binding Effect/Assignability	15
8.7	Schedules	15
8.8	Governing Law	15
8.9	Counterparts	15
8.10	Expenses	15
8.11	Partnership Tax Matters	15

i

PURCHASE AGREEMENT REGARDING
LIMITED PARTNERSHIP INTERESTS and GENERAL PARTNERSHIP INTEREST

This Purchase Agreement Regarding Limited Partnership Interests in Alliance Ventures I, L.P., Alliance Ventures II, L.P., Alliance Ventures III, L.P., Alliance Ventures IV, L.P. and Alliance Ventures V, L.P. and all interest in ALSC Venture Management, LLC, the general partner of each such partnership (this “Agreement”) is made as of the date when the last Party to sign this Agreement signs the same; provided, however, that such date shall not occur later than December 11, 2006 (the “Effective Date”) by and between Alliance Semiconductor Corporation (“Seller”), and QTV Capital Limited (“Purchaser”). Seller and Purchaser are also referred to individually as a “Party” and together as the “Parties.”

WHEREAS:

A. Seller, a Delaware corporation, is the sole limited partner of each California limited partnership set forth below (each, a “Partnership,” and collectively, the “Partnerships”) and is able to convey all the limited partnership interests in each Partnership (together, the “Limited Partnership Interest”) and, by reason of owning one hundred percent (100.0%) of the ownership interests in the general partner of each Partnership, owns one hundred percent (100.0%) of the interests in each Partnership, pursuant to the terms of the respective agreements (each, a “Partnership Agreement” and collectively, the “Partnership Agreements”) set forth below:

Partnership	Partnership Agreement

Alliance Ventures I, L.P.	Alliance Ventures I, L.P. Agreement of Limited Partnership dated November 12, 1999 by and among Seller and ALSC Venture Management, LLC, as amended and restated.
Alliance Ventures II, L.P.	Alliance Ventures II, L.P. Agreement of Limited Partnership dated November 12, 1999 by and among Seller and ALSC Venture Management, LLC, as amended and restated.
Alliance Ventures III, L.P.	Alliance Ventures III, L.P. Agreement of Limited Partnership dated February 28, 2000 by and among Seller and ALSC Venture Management, LLC, as amended and restated.
Alliance Ventures IV, L.P.	Alliance Ventures IV, L.P. Agreement of Limited Partnership dated January 23, 2001 by and among Seller and ALSC Venture Management, LLC, as amended and restated.
Alliance Ventures V, L.P.	Alliance Ventures V., LP Agreement of Limited Partnership dated January 23, 2001 by and among Seller and ALSC Venture Management, LLC, as amended and restated.

B. The sole General Partner of each Partnership is ALSC Venture Management LLC (the “General Partner”). Seller owns a one hundred percent interest in the General Partner (the “General Partnership Interest”).

C. The Partnerships collectively own assets consisting of various portfolio securities, which are set forth on Schedule 2.1(g)(i) hereto.

D. Seller desires to sell its Limited Partnership Interest and, by selling the interests in the General Partner, the General Partnership Interest to Purchaser, and Purchaser desires to buy such Limited Partnership Interest and General Partnership Interest according to the terms of this Agreement.

NOW, THEREFORE,

In consideration of the premises and the mutual terms and conditions herein contained, the parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1  Agreement to Sell and Purchase.  Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Limited Partnership Interest and, by purchasing all ownership interests in the General Partner, the General Partnership Interest owned by Seller; provided, however, that those assets set forth on Schedule 2.1(f) hereto (the “Excluded Assets”) shall not be owned by any of the Partnerships as of the Closing in accordance with Section 4.6, and shall not be sold to Purchaser pursuant to this Agreement.

1.2  Purchase Price.  As consideration for the Limited Partnership Interest and General Partnership Interest to be sold by Seller, Purchaser agrees to pay to Seller a single lump sum purchase price of One Hundred Twenty Three Million Six Hundred Thousand Dollars ($123,600,000) (the “Purchase Price”). Purchaser shall deliver the Purchase Price, subject to adjustment pursuant to the provisions of Section 4.3, to an account designated by Seller by bank wire transfer of immediately available funds on the Closing Date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

2.1  Representations and Warranties by Seller.  Seller makes the following representations and warranties to Purchaser, as of the Effective Date and as of the Closing Date, except that any particular representation or warranty contained in this Article 2 that is made as of an otherwise specified date shall be deemed to be made as of such date:

(a) Authority Relative to Agreement.  Subject to Seller obtaining the requisite Stockholders’ Approval (as defined in Section 4.4(a)) as required by Delaware General Corporation Law (the “DGCL”), Seller has all requisite power and authority to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary action on the part of Seller’s board of directors, and other approvals except for the Stockholders’ Approval are required on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms. Subject to obtaining the requisite Stockholders’ Approval, Seller has the requisite power and authority to enter into the other agreements to be executed and delivered by Seller pursuant to this Agreement. Seller is the sole limited partner of each Partnership and owns one hundred percent (100.0%) of the interests in each Partnership. Seller owns one hundred percent (100.0%) of the ownership interests in the general partner of each Partnership. Other than Seller, no entity or Person is entitled to any economic or other interests in any of the Partnerships or the General Partner.

(b) Organization, Good Standing and Qualification.  Each Partnership is a limited partnership and the General Partner is a limited liability company, in each case duly organized, validly existing and in good standing under the laws of the State of California. Each of the Partnerships and the General Partner has all requisite power and authority to own and operate its properties and assets. Each of the Partnerships and the General Partner is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, as now conducted or as now proposed to be conducted.

(c) Absence of Breach.  The execution, delivery, and performance of this Agreement by Seller and the other agreements to be executed and delivered pursuant to this Agreement by Seller do not and will not: (i) violate or conflict with any provisions of Seller’s Certificate of Incorporation, as amended, or Bylaws or any term of any of the Partnership Agreements and Limited Liability Company Operating Agreements entered into

2

by the General Partner and Seller, (ii) contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other governmental authority which affects or binds Seller or the Limited Partnership Interest or General Partnership Interest owned by Seller, (iii) conflict with, result in a breach of or default, or trigger any rights of first refusal or other preemptive rights under the Investment Agreements (as defined below) or any material agreement, indenture, loan or credit agreement to which Seller is a party or to which Seller is bound, or (iv) violate any law, rule or regulation applicable to Seller.

(d) No Consents.  Other than the Stockholders’ Approval as required by the DGCL, the execution and delivery of this Agreement by Seller and the performance by Seller of the transaction contemplated by this Agreement (the “Transaction”) and of all other instruments, agreements, certificates and documents contemplated hereby does not and will not require the authorization, consent, or approval of, require a filing with or notice to, any third party or entity (governmental or otherwise).

(e) Ownership of Limited Partnership Interest and General Partnership Interest.  Seller is the sole legal, beneficial and equitable owner of the Limited Partnership Interest and the General Partnership Interest.

(f) Obligations.  There are no obligations of Seller, the General Partner or any Partnership owing to, or claimed by, Alliance Venture Management, LLC or any past or current managers, members, or employees or any other individual who may have participated in the management of the investment funds of any of the Partnerships or the General Partner, including but not limited to: (i) for payment of salary for services rendered on or prior to the Effective Date, (ii) reimbursement for expenses incurred on behalf of the General Partner or a Partnership or (iii) for management fees or other compensation or obligation.

(g) Assets Held by Partnerships.  Schedule 2.1(g)(i) contains a list of the investments held by each Partnership to be sold to Purchaser pursuant to this Agreement (collectively, the “Securities”). Each Partnership has good and marketable title to its investments held by such Partnership, subject to no mortgage, pledge, lien, lease, encumbrance, charge, hypothecation, security interest, equity, trust, equitable interest, claim, right of possession, encroachment, covenant, order, option, impediment, exception, reservation, limitation, imperfection of title, or restriction, and further, subject to no right of first refusal or preemptive right that would conflict with or otherwise impede the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. To Seller’s Knowledge (as defined below), Schedule 2.1(g)(ii) sets forth all of the purchase agreements, investor rights agreements, shareholder agreements, and similar agreements pertaining to the Securities to which Seller or any Partnership is a party. Copies of all of the agreements listed on Schedule 2.1(g)(ii) (the “Investment Agreements”) and the business, accounting and financial records pertaining to each Partnership have been made available to Purchaser. Other than set forth on Schedule 2.1(g)(ii), there are no agreements to which Seller or any Partnership is a party or is otherwise bound, which would (i) materially affect the rights, duties or obligation of Purchaser or any Partnership with respect to any entity in which a Partnership owns portfolio Securities; or (ii) materially impair the rights or preferences of the Securities. Neither Seller nor any Partnership is in breach or default with respect to any of the Investment Agreements, and to Seller’s Knowledge, no other individual or entity is in breach or default with respect to an Investment Agreement to which such individual or entity is a party. For purposes of this Agreement, the term “Knowledge” means, with respect to a Party hereto and with respect to any matter in question, that any of the executive officers of such Party has actual knowledge of such matter after making due inquiries of all relevant officers and managers of such Party having responsibility for the matter in question.

(h) Excluded Assets.  Schedule 2.1(h) sets forth a list of the Excluded Assets. None of the Partnerships or the General Partner shall be subject to any liabilities, contingent or otherwise, or obligations relating to or arising out of the Excluded Assets upon the Closing.

(i) Litigation.  There is no action, suit, proceeding or investigation pending or, to Seller’s knowledge, currently threatened in writing against Seller, any Partnership or the General Partner that questions the validity of this Agreement or the right of Seller to enter into this Agreement, or to consummate the Transaction, nor is Seller aware that there is any basis for any of the foregoing. There is no action, suit, proceeding or investigation by or against Seller, any Partnership or the General Partner currently pending, the subject of which relates materially to any Partnership or the General Partner, nor is Seller aware that there is any basis for any of the foregoing.

3

(j) Tax Matters.  Except as disclosed on Schedule 2.1(j), each of the tax returns required to be filed by or on behalf of the Partnerships and the General Partner with any governmental body on or before the Closing Date (the “Tax Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable legal requirements. All amounts shown on such returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date (as defined in Section 6.1). There are no liens for taxes upon the assets of the General Partnership or any of the Partnerships, except liens for taxes not yet due. Neither the General Partnership nor any of the Partnerships has any liability for unpaid taxes, whether asserted or unasserted, contingent or otherwise. To Seller’s Knowledge, neither the General Partnership nor any of the Partnerships are currently subject to or has been subject since its inception to any tax examination or audit by any governmental body.

(k) Liabilities; Compliance with Laws.  None of the Partnerships or the General Partner has any material liabilities and, to the best of its knowledge, Seller knows of no material contingent liabilities except current liabilities incurred in the ordinary course of business which have not been, either in any individual case or in the aggregate, materially adverse. None of the Partnerships or the General Partner is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect its assets and liabilities.

2.2  Knowledge.  To the Knowledge of Seller, its representations and warranties contained in this Article 2 are true and correct in all material respects and do not contain any representation or warranty that is false, misleading or incomplete with respect to a material fact or omit any material fact necessary to make such representations and warranties not false or misleading. The Parties agree that, except for the representations and warranties made by Seller in Section 2.1 hereof, the Limited Partnership Interest and General Partnership Interest are being sold to Purchaser by Seller on an “as-is” basis, without warranty of any kind.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1  Representations and Warranties of Purchaser.  Purchaser makes the following representations and warranties to Seller, as of the Effective Date and as of the Closing Date, except that any particular representation or warranty contained in this Article 3 that is made as of an otherwise specified date shall be deemed to be made as of such date:

(a) Authority Relative to Agreement.  Purchaser has the requisite power and authority to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms. Purchaser has all requisite power and authority to enter into the other agreements to be executed and delivered by Purchaser pursuant to this Agreement.

(b) Absence of Breach.  The execution, delivery, and performance of this Agreement by Purchaser and the other agreements to be executed and delivered pursuant to this Agreement by Purchaser do not and will not: (i) violate or conflict with any provisions of the organizational documents of Purchaser, (ii) contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other governmental authority which affects or binds Purchaser, (iii) conflict with or result in a breach of or default under any material agreement, indenture, loan or credit agreement to which Purchaser is a party or to which Purchaser is bound, or (iv) violate any law, rule or regulation applicable to Purchaser.

(c) No Consents.  The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of the Transaction and of all other instruments, agreements, certificates and documents contemplated hereby does not and will not require the authorization, consent, or approval of, require a filing with or notice to, any third party or entity (governmental or otherwise). Purchaser has adequate funds to complete the

4

purchase contemplated by this Agreement and no consent of, or agreement to fund by, any lender or owner of Purchaser is required for such completion that has not been given.

(d) Funding Commitment.  Purchaser has received a duly executed and valid letter agreement from Pantheon Ventures, Inc., a copy of which has been delivered to Seller, pursuant to which Pantheon Ventures, Inc. has approved a form of this Agreement and confirmed that it has obtained all approvals needed to commit the funds required to pay the Purchase Price upon the consummation of the Transaction.

3.2  Knowledge.  To the Knowledge of Purchaser, its representations and warranties contained in this Article 3 are true and correct in all material respects and do not contain any representation or warranty that is false, misleading or incomplete with respect to a material fact or omit any material fact necessary to make such representations and warranties not false or misleading.

ARTICLE 4

CERTAIN COVENANTS

4.1  Consummation of Transaction.  Subject to the terms and conditions stated herein, each Party will take or authorize every action reasonably required of it to satisfy the conditions to Closing set forth in this Agreement on or before the Closing Date (as defined in Section 6.1) and otherwise to ensure the prompt and expeditious consummation of the transactions substantially as contemplated by this Agreement.

4.2  Accuracy of Representations and Warranties.  Each Party agrees that prior to the Closing Date (as defined in Section 6.1), promptly upon either Party becoming aware of any breach of any of its representations and warranties contained in this Agreement, such Party shall give written notice thereof to the other Party and shall use all commercially reasonable efforts to prevent or promptly remedy the same. Promptly upon either Party becoming aware of any circumstance which would cause the representations and warranties made by such Party to become untrue, such Party shall give written notice thereof to Purchaser and shall use all commercially reasonable efforts to prevent or promptly remedy the same.

4.3  Additional Trading Activity by Seller.

(a) Additional Investment Activity Prior to Closing.  Seller covenants that, prior to any Partnership making a decision regarding whether or not to invest or purchase portfolio securities (an “Investment Decision”), or to sell any of the Securities in its portfolio (each such investment or sale, a “Trade”) after the date hereof and before the Closing Date, Seller shall provide Purchaser with written notice (the “Trade Notice”) at least five (5) business days in advance of any such Investment Decision or Trade. Further, any such Investment Decision or Trade shall be made only with the written consent of Purchaser; provided, that if a Trade consists of a disposition of portfolio securities in a transaction which Seller or the applicable Partnership does not control, Seller shall cause the applicable Partnership to retain the after-tax proceeds of such Trade as contemplated by Section 4.3(b) below.

(b) Effect on Purchase Price.  In the event that a Trade after the date hereof and prior to the Closing Date is an investment, the Purchase Price shall be increased dollar for dollar by the gross amount of each such additional investment. In the event that any Trade by a Partnership after the date hereof and prior to the Closing Date is a sale, the amount of the proceeds from such sale, net of federal and state tax obligations computed at the maximum applicable rates, shall remain with the Partnership, and the portion of such proceeds representing the tax attributable to the sale shall be distributed to Seller.

4.4  Seller Stockholder Approval; Proxy Statement.

(a) Stockholder Approval.  Seller, acting through its board of directors, shall: (i) duly call and give notice of a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of considering and adopting and approving this Agreement and Transaction contemplated hereby by the affirmative vote of the holders of a majority of the shares of Seller’s Common Stock outstanding on the record date for the Stockholders’ Meeting and entitled to vote, as required by the DGCL (the ”Stockholders’ Approval”); (ii) hold the Stockholders’ Meeting as soon as practicable, but no longer than 60 days, following the earlier of (A) receipt and resolution of comments by the Securities and Exchange Commission (the “SEC”) on the Proxy Statement (as defined below), or (B) in the absence

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of SEC comments, the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”); provided, however, that if Seller reasonably believes, upon advice of counsel, that an amendment or supplement to the Proxy Statement is necessary to comply with applicable rules under the Exchange Act after the Proxy Statement is first distributed to stockholders, Seller shall use its best efforts to complete and file with the SEC such amendment or supplement as quickly as practicable, and in no event shall such amendment or supplement delay the Stockholders’ Meeting by more than 15 additional days; (iii) subject to its fiduciary duties under applicable law, recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby and take all reasonable and lawful action to solicit and obtain such approval and adoption (the “Seller Recommendation”), (iv) include the Seller Recommendation in the Proxy Statement (as defined below), and (v) subject to Section 4.5 hereof, shall not withdraw or adversely modify such recommendation. The record date for the Stockholders’ Meeting shall be a date chosen by the Seller’s board of directors.

(b) Proxy Statement.  As soon as practicable after the execution of this Agreement, Seller shall prepare and file a proxy statement (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) with the SEC with respect to the Stockholders’ Meeting. Seller shall cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and provide Purchaser with a reasonable opportunity to review and comment on drafts of the Proxy Statement. Seller shall promptly notify Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will provide Purchaser, if requested, copies of all correspondence between Seller or any of Seller’s Representatives (as defined below), on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Seller shall provide Purchaser with reasonable opportunity to review and comment on any subsequent drafts of the Proxy Statement and any related correspondence and filings. Seller agrees to use its reasonable best efforts to respond promptly to all such comments of and requests by the SEC. Purchaser shall furnish Seller with all information concerning it as Seller may reasonably request in connection with the preparation of the Proxy Statement. As promptly as practicable after all comments with respect to the Proxy Statement shall have been accommodated and definitive proxy materials shall have been filed, Seller shall mail the Proxy Statement to its stockholders.

4.5  No Solicitation of Transactions.

(a) No Solicitation.  Prior to the earlier of (A) the Closing Date or (B) the termination of this Agreement in accordance with the provisions of Section 7.1, neither Seller, directly or indirectly, through any director, officer, employee, investment banker, financial advisor, attorney, accountant or other agent or representative of Seller (“Seller’s Representatives”), directly or indirectly through any affiliate of Seller, shall (i) solicit, initiate, encourage, induce or facilitate the submission of Acquisition Proposals or Acquisition Inquiries from any Person, (ii) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing, (iii) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry, or (iv) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction. Seller shall, and shall cause any of Seller’s Representatives or affiliates to, immediately cease and cause to be terminated or withdrawn any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing (other than in respect of the Transaction contemplated hereby). Seller shall promptly, within forty eight (48) hours, notify Purchaser if any Acquisition Proposal or Acquisition Inquiry with any person with respect thereto, is made and shall, in any such notice to Purchaser indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer.

Notwithstanding the foregoing, provided that neither Seller nor Seller’s Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.5, Seller’s board of directors shall be permitted (A) in response to an unsolicited bona fide written Acquisition Proposal (as defined below) from any Person (as defined below) received after the date of this Agreement and prior to the Stockholders’ Approval, to recommend such Acquisition Proposal to its stockholders or withdraw or modify in any adverse manner the Seller Recommendation, and (B) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal or Acquisition Inquiry by any such

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person received after the date of this Agreement and prior to the Stockholders’ Approval, if and only to the extent that, in any such case described in the preceding clause (A) or (B), (i) Seller’s board of directors shall have concluded in good faith that such Acquisition Proposal (x) in the case described in clause (A) above would, if consummated, constitute a Superior Proposal (as hereinafter defined), or (y), in the case described in clause (B) above, could reasonably be expected to constitute or lead to a Superior Proposal, (ii) Seller’s board of directors shall have determined in good faith after having taken into account the advice of outside legal counsel that such action is necessary for such board of directors to comply with its fiduciary duties under the DGCL, (iii) prior to providing any information or data to such Person, the board of directors shall have received from such Person an executed confidentiality agreement containing terms and provisions no less favorable to Seller than those contained in the Confidentiality Agreement (as defined in Section 4.6) between Purchaser and Seller, and (iv at least two (2) business days prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Seller shall furnish such information or data to Purchaser (to the extent such nonpublic information has not been previously furnished by Seller to Purchaser).

Seller shall, within two (2) business days, notify Purchaser in writing of any and all such Acquisition Inquiries or Acquisition Proposals received by, or any such discussions or negotiations sought to be initiated or continued with, any of Seller’s Representatives, which notice shall set forth the name(s) of such Person and the material terms and conditions of any Acquisition Proposals. Seller shall keep Purchaser fully and promptly informed of the status (including amendments or proposed amendments) of any such Acquisition Proposal. Nothing in this Section 4.5 shall permit Seller to terminate this Agreement (except as specifically provided in Section 7.1 hereof). Nothing contained in this Agreement shall be deemed to restrict the parties from complying with Rule 14d-9 or 14e-2 under the Exchange Act. It being understood, however, that Seller’s board of directors shall not be permitted to withdraw the Seller Recommendation or modify the Seller Recommendation in a manner adverse to Purchaser except as specifically provided in this Section 4.5).

“Acquisition Inquiry” means any inquiry, indication of interest or request for information (other than an offer, proposal inquiry or indication of interest made or submitted by Purchaser) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer or proposal concerning an Acquisition Transaction.

“Acquisition Transaction” means any (a) sale, lease, transfer, license, acquisition or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of any business or assets representing 20% or more of the consolidated assets of Seller and its subsidiaries, (b) issuance, sale, exchange or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the outstanding capital stock of Seller, (c) transaction in which any person or group (as defined in the Exchange Act) shall directly or indirectly acquire beneficial or record ownership, or the right to acquire beneficial or record ownership of 20% or more of the outstanding capital stock of Seller or (d) any merger, exchange, consolidation, business combination, reorganization, recapitalization, takeover offer, tender offer , exchange offer or other similar transaction in which Seller or any of its subsidiaries is not an acquiring or surviving constituent corporation, (e) any transaction or series of similar transactions which results in or involves the acquisition or purchase of all or any portion of the Limited Partnership Interest, the General Partnership Interest or the Securities or (f) any combination of the foregoing (other than the Transaction); provided, however, that no transaction described in clauses (b), (c) or (d) above shall be deemed to be an Acquisition Transaction if (i) the other party thereto agrees in writing prior to any discussions with Seller relating to such transaction, that such party will vote all shares of Seller’s capital stock held following the consummation of such transaction, in favor of the Transaction and related transactions contemplated by this Agreement, and, if applicable, will cause Seller or its successor or assigns to perform its covenants and fulfill its obligations under this Agreement and to complete the Transaction and related transactions contemplated by this Agreement; (ii) the board of directors of Seller shall have received from such other party an executed confidentiality agreement containing terms and provisions no less favorable to Seller than those contained in the Confidentiality Agreement (as defined in Section 4.6) between Purchaser and Seller; (iii) Seller shall, within two (2) business days, notify Purchaser in writing of any and all such discussions relating to such transaction which notice shall set forth the name(s) of such other party and the material terms and conditions of such transaction; and (iv) the

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consummation of such transaction would not otherwise impede the performance of this Agreement or the consummation of the transactions contemplated hereby, or adversely affect or impair the rights of Purchaser under this Agreement.

“Person” shall mean an individual, partnership (general or limited), corporation, joint venture, business trust, limited liability company, cooperative, association or other form of business organization (whether or not regarded as a business entity under applicable law), trust, estate or any other entity.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal (except that applicable references in the definition of Acquisition Transaction to “20%” shall be “90%”) that Seller’s Board of Directors determines in its good faith business judgment (after obtaining and taking into consideration the advice of its financial advisors of nationally recognized reputation and of its legal counsel) (i) would result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement (including any amendments hereto), (ii) is, a proposal for which financing, to the extent required, is then fully committed or which, in the good faith judgment of Seller’s board of directors (after consultation with financial advisors of nationally recognized reputation) is reasonably capable of being financed, and which is reasonably capable of being completed on the terms proposed, and (iii) was not obtained or made as a direct or indirect result of a breach of any provision of this Agreement or any other contract under which Seller or any of its subsidiaries has any rights or obligations.

(b) Break-up Fee.  If Seller terminates this Agreement pursuant to Section 7.1(e), Seller shall pay to Purchaser the sum of 3.0% of the Purchase Price (the “Termination Fee”). Seller acknowledges and agrees that any Termination Fee payable under Section 7.1(e) shall be payable as liquidated damages to compensate Purchaser for the damages Purchaser will suffer if this Agreement is terminated under the circumstances set forth in Section 7.1(e), which damages cannot be determined with reasonable certainty. It is specifically agreed that the Termination Fee represents liquidated damages and not a penalty. Any payment of Termination Fee required to be made pursuant to Section 7.1 shall be paid prior to or contemporaneously with, and shall be a pre-condition to the effectiveness of, termination of this Agreement in accordance with Section 7.1. All payments of Termination Fee shall be made by wire transfer of immediately available funds to an account designated by Purchaser.

4.6  Treatment of Excluded Assets.  Prior to the Closing, Seller and each Partnership, as applicable, shall make such transfers, assignments, sales or other arrangements to ensure that, no later than one business day prior to the Closing Date, the Excluded Assets and any related liabilities or obligations shall not be owned by any Partnership.

4.7  Confidentiality.  The Parties acknowledge that QTV Capital LLC and Seller have previously executed a letter agreement, dated as of August 8, 2006, (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms. Subject to Section 4.8 hereof and their public reporting requirements, the Parties shall keep confidential the existence of this Agreement, the terms hereof, the disclosures made pursuant hereto and the Transaction, pursuant to the terms of the Confidentiality Agreement.

4.8  Public Announcements.  Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and neither Purchaser nor Seller shall issue any such press release or make any such public statement without the prior approval of the other party both as to the making of such release or statement and as to the form and content thereof, except to the extent that such party is advised by counsel, in good faith, that such release or statement is required as a matter of law.

4.9  Certificate of Price Adjustment.  Five (5) business days prior to the Closing Date, if applicable, Seller shall deliver to Purchaser a copy of a certificate, duly executed by an officer of Seller, setting forth the amount of any adjustment to the Purchase Price pursuant to Section 4.3(b) and a summary of, and calculations relating to, each such adjustment. Seller shall provide Purchaser with a reasonable opportunity to confirm such calculations.

4.10  Assignment and Assumption Agreement.  Prior to the Closing, each of Purchaser and Seller shall execute and deliver to the other Party an original counterpart to the Assignment and Assumption Agreement in the form attached as Exhibit A, whereby Seller assigns its Limited Partnership Interest and, by transferring all limited liability company interests in the General Partner, its General Partnership Interest to Purchaser.

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4.11  Information Relating to Portfolio Securities.  Seller agrees that, during the period from the date of this Agreement through the Closing Date or the date of termination of this Agreement (the “Pre-Closing Period”), Seller shall furnish to Purchaser, with respect to each entity in which the Partnership owns portfolio Securities set forth on Schedule 2.1(g)(i) the following: (a) minutes and actions of the board of directors or stockholders relating to meetings or actions taken during the Pre-Closing Period, including any related presentations, memoranda or other materials distributed to the board of directors or stockholders, as applicable; and (b) any budget, operating plan or financial statements (including any related notes to such statements) that Seller is entitled to receive pursuant to agreements entered into with such portfolio entities. Seller shall provide such information to Purchaser promptly following receipt by Seller of such information.

4.12  Post-Closing Cooperation.  Seller and Purchaser shall cooperate with and provide assistance to the other Party to enable an orderly transition with respect to the business, accounting, financial, tax and portfolio interests records pertaining to each Partnership. Seller shall use reasonable efforts to encourage each of VR Ranganath, CN Reddy and other Partnerships personnel that may be mutually identified by Seller and Purchaser prior to the Closing (the “Transition Personnel”) to agree to be available to provide consulting services to Purchaser and its affiliated entities and to render such advice and services to Purchaser and its affiliated entities as may be reasonably required by Purchaser or its affiliated entities during the period beginning on the Closing Date (as defined in Section 6.1) and ending upon the completion of such transition, provided however, that such period shall not exceed six months unless by mutual agreement of Purchaser or its affiliated entities and such Transition Personnel.

ARTICLE 5

CONDITIONS TO THE TRANSACTION

5.1  Conditions to Obligations of Each Party.  The respective obligations of each party to close the Transaction shall be subject to the fulfillment at or prior to the Closing of the following, unless each Party shall waive such fulfillment in whole or in part in writing:

(a) Seller Stockholder Approval.  The Transaction shall have been duly approved and this Agreement shall have been duly approved and adopted by the requisite Stockholders’ Approval.

(b) No Order.  There shall not be in effect a restraining order, a preliminary or permanent injunction or other order by any federal or state authority which prohibits the consummation of this Agreement or the Transaction.

5.2  Additional Conditions to Obligations of Seller.  The obligations of Seller to close the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Seller shall waive such fulfillment in whole or in part in writing:

(a) Purchaser shall have performed in all material respects its agreements, covenants and obligations contained in this Agreement required to be performed at or prior to the Closing;

(b) The representations and warranties of Purchaser set forth in this Agreement shall be true in all material respects as of the Effective Date and as of the Closing Date as if made as of such time; except that any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a material adverse effect on Purchaser’s ability to consummate the Transaction; and

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(c) Seller shall have received from Purchaser an officer’s certificate, executed by a duly authorized officer of Purchaser (in his or her capacity as such), dated as of the Closing Date, as to the satisfaction of the conditions stated in subsections (a) and (b) of this Section 5.2.

5.3  Additional Conditions To Obligations of Purchaser.  The obligations of Purchaser to close the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Purchaser shall waive such fulfillment in whole or in part in writing:

(a) Seller shall have performed in all material respects its agreements, covenants and obligations contained in this Agreement which are required to be performed on or prior to the Closing;

(b) The respective representations and warranties of Seller set forth in this Agreement shall be true in all material respects as of the Effective Date and, as of the Closing Date as if made as of such time; and

(c) Purchaser shall have received from Seller a certificate executed by a duly authorized employee of Seller (in his or her capacity as such), dated as of the Closing Date, as to the satisfaction of the conditions in subsections (a) and (b) of this Section 5.3;

(d) Purchaser shall have received from Seller evidence that each of the Excluded Assets set forth on Schedule 2.1(h) shall not be owned by any of the Partnerships as of the Closing, and that neither the General Partner nor any Partnership shall be subject to any liabilities, contingent or otherwise, or obligations relating to or arising out of the Excluded Assets upon the Closing.

(e) Purchaser shall have received from Seller evidence that upon the Closing, (i) no persons shall remain employed by the General Partner or any of the Partnerships and (ii) no management, employment or similar agreement to which the General Partner or any of the Partnerships is a party or is otherwise bound shall be in effect.

ARTICLE 6

CLOSING

6.1  The Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7, the closing of the Transaction (the “Closing”) will take place at the offices of Paul, Hastings, Janofsky & Walker LLP located at Five Palo Alto Square, Sixth Floor, Palo Alto, California, as promptly as practicable (and in any event within three (3) business days) after satisfaction or waiver of the conditions set forth in Section 5 (the ”Closing Date”); or such later date as shall have been fixed by a written instrument signed by the parties.

6.2  Deliverables by Purchaser at or prior to the Closing.  At or prior to the Closing, Purchaser shall deliver to Seller the following:

(a) by wire transfer of immediately available funds, cash consideration equal to the Purchase Price, as adjusted in accordance with Section 4.3(b), if applicable, to an account designated by Seller;

(b) a copy of resolutions adopted by Purchaser’s managing directors authorizing Purchaser to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction upon the terms and subject to the conditions set forth herein;

(c) a duly executed certificate pursuant to Section 5.2(c) hereof; and

(d) a duly executed counterpart to the Assignment and Assumption Agreement in the form attached hereto as Exhibit A.

6.3  Deliverables by Seller at or prior to the Closing.  At or prior to the Closing, Seller shall deliver to Purchaser the following:

(a) a copy of the resolutions adopted by Seller’s board of directors (i) authorizing Purchaser to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction upon the terms and subject to the conditions set forth herein, and (ii) containing the Seller Recommendation;

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(b) evidence that the Stockholders’ Approval has been duly obtained;

(c) a duly executed certificate pursuant to Section 5.3(c) hereof;

(d) a duly executed counterpart to the Assignment and Assumption Agreement in the form attached hereto as Exhibit A;

(e) original certificates, warrants, agreements, charter (including any amendments thereto), bylaws and other documents representing and relating to the securities and any other interests owned by each Partnership (or executed copies of such agreements to the extent that such original agreements and other documents have not been delivered to Seller), which are set forth on Schedule 2.1(g)(i); and

(f) executed copies (original copies to the extent available) of each Partnership Agreement, the Limited Liability Company Operating Agreement entered into by the General Partner and Seller, and copies (original copies to the extent available) of the business, accounting and financial records pertaining to each Partnership.

ARTICLE 7

TERMINATION; WAIVER

7.1  Termination.

This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser if the Closing Date shall not have occurred on or before April 30, 2007 (the “End Date”) for any reason; provided, however, that the End Date shall be extended for a period of thirty (30) days if comments by the staff of the SEC on the Proxy Statement, if any, have not been resolved by February 28, 2007; provided further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing Date to occur on or before such date and such action or failure to act constitutes a breach of, or a failure to perform any covenant or obligation in, this Agreement;

(c) by either Seller or Purchaser if the Stockholder’s meeting shall have been held and completed and the Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to Seller where the failure to obtain the Stockholders’ Approval shall have been caused by the action or failure to act of Seller and such action or failure to act constitutes a breach by Seller of, or a failure to perform any covenant or obligation contained in, this Agreement;

(d) by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 5.2 would not be satisfied; provided, however, that if such inaccuracy in Purchaser’s representations and warranties or breach by Purchaser is curable by Purchaser through the exercise of its commercially reasonable efforts, then Seller may not terminate this Agreement under this Section 7.1(d) for five business days after delivery of notice of such breach, provided Purchaser continues to use commercially reasonable efforts to cure such breach.

(e) by Seller, upon approval of Seller’s board of directors, if (i) Seller’s board of directors has concluded in good faith, after taking into account the advice of its outside legal counsel, that, in light of a Superior Proposal, a change in the Seller Recommendation is required in order for Seller’s board of directors to comply with its fiduciary duties to Seller’s stockholders under applicable law; (ii) it has complied with its obligations under Section 4.5, including the payment of the Termination Fee; (iii) Seller shall have (A) delivered to Purchaser a written notice that states (1) the material terms and conditions of the transaction contemplated by such Superior Proposal and (2) the identity of the person or group making the Superior Proposal and (B) provided to Purchaser a copy of all written materials delivered to the person or group making the Superior

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Proposal in connection with such Superior Proposal; (iv) a period of at least three business days shall have elapsed since the receipt by Purchaser of such notice, and Seller shall have made Seller’s Representatives available during such period for the purpose of engaging in negotiations with Purchaser regarding a possible amendment to this Agreement or a possible alternative transaction; (v) Seller shall have promptly advised Purchaser of any modification proposed to be made to the material terms and conditions of the transaction contemplated by the Superior Proposal by the other party thereto; and (vi) any written proposal by Purchaser to amend this Agreement or enter into an alternative transaction shall have been considered by Seller’s board of directors in good faith, and Seller’s board of directors shall have determined in good faith, after having obtained and taken into account the advice of an independent financial advisor of nationally recognized reputation, that the terms of the proposed amended to this Agreement (or other alternative transaction) are not as favorable to Seller’s stockholders, from a financial point of view, as the terms of the transaction contemplated by the Superior Proposal.

(f) by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation of Seller shall have become untrue, in either case such that the conditions set forth in Section 5.3 would not be satisfied; provided, however, that if such inaccuracy in Seller’s representations and warranties or breach by Seller is curable by Seller through the exercise of its commercially reasonable efforts, then Purchaser may not terminate this Agreement under this Section 7.1(f) for five business days after delivery of notice of such breach, provided Seller continues to use commercially reasonable efforts to cure such breach.

(g) by Purchaser if a Triggering Event shall have occurred. For purposes of this Section 7.1(g), a “Triggering Event” shall be deemed to have occurred if: (a) Seller’s board of directors shall have failed to recommend that Seller’s stockholders vote to adopt this Agreement, or shall have withdrawn or shall have modified in a manner adverse to Purchaser the Seller Recommendation; (b) Seller shall have failed to include in the Proxy Statement the Seller Recommendation or a statement to the effect that Seller’s board of directors has determined and believes that the transactions contemplated by this Agreement are fair to and in the best interests of Seller’s stockholders; (c) Seller’s board of directors fails to reaffirm the Seller Recommendation, or fails to reaffirm its determination that the transactions contemplated by this Agreement are fair to and in the best interests of Seller’s stockholders, within ten business days after Purchaser requests in writing that such recommendation or determination be reaffirmed; (d) Seller’s board of directors shall have approved, endorsed or recommended any Acquisition Proposal; (e) Seller shall have entered into any letter of intent or similar document or any contract relating to any Acquisition Proposal, other than confidentiality and similar agreements entered into in accordance with the proviso contained in Section 4.5 of this Agreement; (f) a tender or exchange offer relating to securities of Seller shall have been commenced and Seller shall not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Seller recommends rejection of such tender or exchange offer; (g) an Acquisition Proposal is publicly announced, and Seller fails to issue a press release announcing its opposition to such Acquisition Proposal within 10 business days after such Acquisition Proposal is announced; or (h) Seller or others for whose breaches Seller is responsible under Section 4.5 of this Agreement shall have breached in any material respect any of the provisions set forth in Section 4.5 of this Agreement.

If: (i) this Agreement is terminated by Purchaser or Seller pursuant to Section 7.1(b) or Section 7.1(c) and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made; and on or prior to the end of the six month period following such termination of this Agreement, either: (A) an Acquisition Transaction is consummated; or (B) a definitive agreement with respect to an Acquisition Transaction is entered into by Seller; or (ii) this Agreement is terminated by Purchaser pursuant to Section 7.1(g), then the Seller shall pay to Purchaser, in cash at the time specified in Section 4.5, the Termination Fee.

If Seller fails promptly to pay when due any amount payable by Seller under this Section 7.1, then: (i) Seller shall reimburse Purchaser for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Purchaser of its rights under this Section 7.1; and (ii) Seller shall pay to Purchaser interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually

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paid to Purchaser in full) at a rate per annum equal to the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

If Seller terminates this Agreement pursuant to Section 7.1(d), Purchaser shall pay to Seller a cash amount of One Million Dollars ($1,000,000) (the “Seller Termination Fee”). Purchaser acknowledges and agrees that any Seller Termination Fee payable pursuant to termination under Section 7.1(d) shall be payable as liquidated damages to compensate Seller for the damages Seller will suffer if this Agreement is terminated under the circumstances set forth in Section 7.1(d), which damages cannot be determined with reasonable certainty. It is specifically agreed that the Seller Termination Fee represents liquidated damages and not a penalty, and that the Seller Termination Fee shall be the sole and exclusive remedy for Seller if Seller terminates this Agreement pursuant to Section 7.1(d). Any payment of the Seller Termination Fee required to be made as a result of a termination under Section 7.1(d) shall be paid not later than fifteen (15) business days after the date of termination. All payments of Termination Fee shall be made by wire transfer of immediately available funds to an account designated by Seller. If Purchaser fails promptly to pay when due any amount payable by Purchaser under this paragraph, then: (i) Purchaser shall reimburse Seller for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Seller of its rights under Section 7.1; and (ii) Purchaser shall pay to Seller interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to Seller in full) at a rate per annum equal to the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

7.2  Notice of Termination; Effect of Termination.  Any termination of this Agreement under and in accordance with Section 7.1 will be effective immediately upon the delivery of written notice of the terminating party to the other Party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability to the other party hereunder in connection with this Agreement or the Transactions, except (i) as set forth in Section 4.7 and this Section 7.2, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of, or any intentional misrepresentation made in this Agreement prior to its termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3  Waiver.  At any time at or prior to the Closing, Purchaser, on the one hand, or Seller, on the other, may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive in writing any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive in writing compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 8

MISCELLANEOUS

8.1  Survival of Representations and Warranties.  Other than for the Specified Representations of Seller (as defined below), the representations and warranties of Seller and Purchaser contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall terminate and be of no further force or effect, after the Closing Date. The Specified Representations of Seller shall expire nine months following the Closing Date (the “Expiration Date”); provided, however, that if written notice relating to any Specified Representation is given to Seller on or prior to the Expiration Date, then, notwithstanding anything to the contrary contained in this Section 8.1, such Specified Representation shall not so expire, but rather shall remain in full force and effect until such time as each and every claim that is based directly or indirectly upon, or that relates directly or indirectly to, any breach or alleged breach of such Specified Representation has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of Seller and Purchaser or by means of a final, non-appealable judgment issued by a court of competent jurisdiction. For purposes of this Section 8.1, the “Specified Representations” shall be the representations and warranties made by Seller to Purchaser in Sections 2.1(c), 2.1(f), 2.1(g), 2.1(i) and 2.1(k) of this Agreement. The covenants and agreements of Seller and

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Purchaser in this Agreement and the other agreements, certificates and documents contemplated hereby that by their terms survive the Closing Date, shall survive the Closing Date.

8.2  Further Instruments.  The Parties agree to execute and deliver such instruments and take such other action as shall be reasonably necessary, or as shall be reasonably requested by any other Party, in order to carry out the transactions, agreements and covenants contemplated in this Agreement.

8.3  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the earlier of the date delivered or mailed if delivered personally, by overnight courier or mailed by express, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmittal, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

If to Purchaser:

QTV Capital Limited
12930 Saratoga Avenue
Suite D-8
Saratoga, CA 95070
Attn: Steve Schlossareck
Fax: (408) 865-0525

with a copy to:

Pantheon Ventures Inc.
Transamerica Center
600 Montgomery Street
23rd Floor
San Francisco, CA 94111
Attn: Ian Deas
Fax: (415) 249-6299

and

Cooley Godward Kronish LLP
Five Palo Alto Square
2000 El Camino Real
Palo Alto, California 94306
Attn: Gordon K. Ho
Fax: (650) 849-7400

If to Seller:

Alliance Semiconductor Corporation
2900 Lakeside Drive
Santa Clara, California 95054-2831
Attn: Mel Keating, President and CEO
Fax: (408) 855-4999

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
695 Town Center Drive, 17th Floor
Costa Mesa, California 92626
Attn: Peter J. Tennyson
Fax: (714) 668-6337

8.4  Rule of Construction.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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8.5  Entire Agreement; Amendments.  This Agreement together with the Confidentiality Agreement and the other agreements referred to herein set forth the entire understanding of the Parties and supersede all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a written agreement executed by each of the Parties hereto.

8.6  Binding Effect/Assignability.  Neither Party hereto shall be entitled to assign any of its respective rights or obligations under this Agreement without the written consent of the other Party; provided, however, that Purchaser may assign or transfer its respective rights and obligations under this Agreement to one or more entities affiliated with Purchaser and/or with Pantheon Ventures, Inc., without the consent of Seller.

8.7  Schedules.  All references in this Agreement to Schedules shall mean the schedules identified in this Agreement, which are incorporated into this Agreement and shall be deemed a part of the presentations and warranties to which they relate.

8.8  Governing Law.  This Agreement shall be governed by, and construed in accordance with the law of the State of California without regard to its choice of law principles. Each of Seller and Purchaser hereby irrevocably and unconditionally consent to submit to the jurisdiction of the courts of the State of California and of the United States located in the Northern District of California for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby and waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that such litigation brought in any such courts has been brought in an inconvenient forum.

8.9  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.

8.10  Expenses.  Each Party shall bear its own consultant’s, accountant’s, attorney’s and other fees and expenses.

8.11  Partnership Tax Matters.  The Parties further acknowledge and agree that following the Closing each Partnership and the General Partner shall make the election provided by Section 754 of the Internal Revenue Code.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SELLER:

ALLIANCE SEMICONDUCTOR CORPORATION,
a Delaware corporation

By:	/s/ Mel Keating
Name: Mel Keating

Title:	President and Chief Executive Officer

Dated: December 1, 2006

PURCHASER:

QTV CAPITAL LIMITED,
a Cayman Islands Limited Duration Company

By:	/s/ Steve Schlossareck
Name: Steve Schlossareck

Title:	Managing Director

Dated: December 1, 2006

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TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

P R O X Y	ALLIANCE SEMICONDUCTOR CORPORATION PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS [ ], 2007. THIS PROXY IS SOLICITED ON BEHALF OF ALLIANCE SEMICONDUCTOR CORPORATION’S BOARD OF DIRECTORS
The undersigned hereby appoints Bryant R. Riley and Melvin L. Keating as proxies and attorneys-in-fact, with full power of substitution and revocation thereof, on behalf of and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of Alliance Semiconductor Corporation (the “Company”) to be held at [                                                            ] on January      , 2007 at [9:00 a.m.], local time, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the Special Meeting as directed on the reverse side of this proxy, and, in his discretion, upon such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE OF THIS PROXY. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE SALE OF ALL OF THE COMPANY’S LIMITED PARTNERSHIP INTERESTS IN AND TO THE ALLIANCE VENTURES LIMITED PARTNERSHIPS AND ALL OF THE COMPANY’S INTEREST IN ALSC VENTURE MANAGEMENT LLC, THE GENERAL PARTNER OF THESE INVESTMENT PARTNERSHIPS.
In their discretion, the proxy holders named above are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. The Board of Directors recommends a vote FOR the proposal to approve the sale of all of the Company’s limited partnership interests in and to the Alliance Ventures limited partnerships and all of the Company’s interest in ALSC Venture Management LLC, the general partner of these investment partnerships. The undersigned hereby acknowledges receipt of: (a) the Notice of [___, 2007] Special Meeting of Stockholders of the Company; and (b) the accompanying Proxy Statement.
CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL LISTED BELOW.

1.	Proposal to approve the sale by the Company of all of its limited partnership interests in and to the Alliance Ventures limited partnerships and all of its interest in ALSC Venture Management LLC, the general partner of these investment partnerships, pursuant to the Purchase Agreement dated as of December 1, 2006 by and between QTV Capital Limited and the Company.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting.

Date , 2007

Signature(s) of Stockholders

Please sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed in full corporate name by the president or vice president and the secretary or assistant secretary. If shares of stock are held of record by a partnership, the proxy should be executed in partnership name by an authorized person. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date this proxy. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.